                          AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG


                                  PLEXUS CORP.


                                       AND


                               SEAMED CORPORATION


                                       AND


                              PS ACQUISITION CORP.



                          DATED AS OF MARCH 16TH, 1999

                                TABLE OF CONTENTS

RECITALS.......................................................................................................1
ARTICLE I  DEFINITIONS.........................................................................................1
         Acquisition...........................................................................................1
         Affiliates............................................................................................2
         Affiliate Letter......................................................................................2
         Agreement.............................................................................................2
         Articles of Merger....................................................................................2
         Closing...............................................................................................2
         Closing Date..........................................................................................2
         Code..................................................................................................2
         Confidentiality Agreement.............................................................................2
         Disclosure Schedule...................................................................................2
         ERISA.................................................................................................2
         Employee Stock Purchase Plan..........................................................................2
         Exchange Act..........................................................................................3
         HSR Act...............................................................................................3
         Knowledge of Parent...................................................................................3
         Knowledge of Target...................................................................................3
         Law...................................................................................................3
         Merger................................................................................................3
         Person................................................................................................3
         Parent................................................................................................3
         Parent Common Stock...................................................................................3
         Parent Companies......................................................................................3
         Parent Material Adverse Effect........................................................................3
         Parent Stock Value....................................................................................4
         Proxy Statement.......................................................................................4
         Registration Statement................................................................................4
         Rights Agreement......................................................................................4
         Target................................................................................................4
         Target Common Stock...................................................................................4
         Target Material Adverse Effect........................................................................4
         Target Rights.........................................................................................4
         Target Special Meeting................................................................................4
         Target Stockholders...................................................................................4
         SEC...................................................................................................4
         Securities Act........................................................................................5
         Subsidiary............................................................................................5
         Voting Agreements.....................................................................................5
         WBCA..................................................................................................5
         Year 2000 Compliant...................................................................................5
         Other Terms...........................................................................................5

ARTICLE II  THE MERGER.........................................................................................7
         2.1      The Merger...................................................................................7
         2.2      Effective Time of Merger.....................................................................7
         2.3      Articles of Incorporation of Surviving Corporation...........................................7
         2.4      Bylaws of Surviving Corporation..............................................................7
         2.5      Directors and Officers of Surviving Corporation..............................................7
         2.6      Conversion of Target Common Stock............................................................7
         2.7      Conversion of Acquisition Common Stock.......................................................8
         2.8      Exchange of Target Certificates..............................................................8
         2.9      Stock Transfer Books........................................................................11
         2.10     Reorganization; Pooling.....................................................................11
         2.11     Dissenting Shares...........................................................................11
         2.12     Target Stock Options........................................................................11
         2.13     Voting Agreements...........................................................................12

ARTICLE III  OTHER AGREEMENTS.................................................................................12
         3.1      Proxy Statement and Registration Statement..................................................12
         3.2      Approval of Target Stockholders.............................................................12
         3.3      HSR Act.....................................................................................13
         3.4      Access......................................................................................13
         3.5      Disclosure Schedule.........................................................................13
         3.6      Conditions to Merger........................................................................14
         3.7      Deliveries of Information; Consultation.....................................................14
         3.8      Affiliates; Accounting and Tax Treatment....................................................15
         3.9      Other Transactions..........................................................................15
         3.10     Letter of Target's Accountants..............................................................18
         3.11     Letter of Parent's Accountants..............................................................18
         3.12     NASDAQ Listing..............................................................................19
         3.13     Public Announcements........................................................................19
         3.14     Indemnification and Insurance...............................................................19
         3.15     Agreement of Parent.........................................................................20
         3.16      Operation of Subsidiary; Relocation of Facilities..........................................20
         3.17     Employee Benefits...........................................................................21
         3.18     Severance Benefits..........................................................................21
         3.19     Combined Financial Results..................................................................21
         3.20     S-3 Registration............................................................................21
         3.21     Additional Board Actions....................................................................22

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF TARGET..........................................................22
         4.1      Organization; Business......................................................................22
         4.2      Capitalization..............................................................................22
         4.3      Authorization; Enforceability...............................................................23
         4.4      No Violation or Conflict....................................................................23
         4.5      Title to Assets.............................................................................23
         4.6      Litigation..................................................................................23
         4.7      Target SEC Reports and Books and Records....................................................24

         4.8      Absence of Certain Changes..................................................................24
         4.9      Existing Contracts..........................................................................24
         4.10     Performance of Existing Contracts...........................................................25
         4.11     Insurance Policies..........................................................................26
         4.12     Employee Benefit Plans......................................................................26
         4.13     No Violation of Law.........................................................................27
         4.14     Brokers.....................................................................................27
         4.15     Taxes.......................................................................................28
         4.16     Governmental Approvals......................................................................28
         4.17     No Pending Other Transactions...............................................................29
         4.18     Labor Matters...............................................................................29
         4.19     Disclosure..................................................................................29
         4.20     Information Supplied........................................................................29
         4.21     Vote Required...............................................................................29
         4.22     Accounting Matters..........................................................................30
         4.23     Opinion of Financial Advisor................................................................30
         4.24     Environmental Protection....................................................................30
         4.25     Year 2000 Compliance........................................................................32
         4.26     Customers...................................................................................33
         4.27     Software Licenses...........................................................................33
         4.28     Additional Board Approvals..................................................................33

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF  PARENT AND ACQUISITION..........................................33
         5.1      Organization................................................................................33
         5.2      Capitalization..............................................................................33
         5.3      Authorization; Enforceability...............................................................34
         5.4      No Violation or Conflict....................................................................34
         5.5      Litigation..................................................................................34
         5.6      Parent SEC Reports..........................................................................34
         5.7      Brokers.....................................................................................35
         5.8      Governmental Approvals......................................................................35
         5.9      Disclosure..................................................................................35
         5.10     Information Supplied........................................................................35
         5.11     Accounting Matters..........................................................................36
         5.12     Absence of Certain Changes..................................................................36
         5.13     No Violation of Law.........................................................................36
         5.14     Year 2000 Compliance........................................................................36
         5.15     Customers...................................................................................36

ARTICLE VI  CONDUCT OF BUSINESS BY TARGET  PENDING THE MERGER.................................................37
         6.1      Carry on in Regular Course..................................................................37
         6.2      Use of Assets...............................................................................37
         6.3      No Default..................................................................................37
         6.4      Employment Matters..........................................................................37
         6.5      Indebtedness................................................................................37

         6.6      Preservation of Relationships...............................................................37
         6.7      Compliance with Laws........................................................................37
         6.8      Taxes.......................................................................................37
         6.9      Amendments..................................................................................37
         6.10     Dividends; Redemptions; Issuance of Stock...................................................38
         6.11     No Dispositions or Acquisitions.............................................................38

ARTICLE VII  CONDITIONS PRECEDENT TO THE OBLIGATIONS  OF PARENT AND ACQUISITION...............................38
         7.1      Compliance with Agreement...................................................................38
         7.2      No Litigation...............................................................................38
         7.3      Representations and Warranties of Target....................................................39
         7.4      No Target Material Adverse Effect...........................................................39
         7.5      Approval of Target Shareholders; Articles of Merger.........................................39
         7.6      Closing Certificate.........................................................................39
         7.7      Governmental Approvals......................................................................39
         7.8      Accountant Letter...........................................................................39
         7.9      Pooling Opinion.............................................................................39
         7.10     Affiliate Letters...........................................................................40
         7.11     Parent Stock Value..........................................................................40
         7.12     Confidentiality Agreement...................................................................40
         7.13     Target Rights and Approval..................................................................40
         7.14     Dissenters..................................................................................40
         7.15     Consents....................................................................................40

ARTICLE VIII  CONDITIONS PRECEDENT TO THE  OBLIGATIONS OF TARGET..............................................40
         8.1      Compliance with Agreement...................................................................40
         8.2      No Litigation...............................................................................40
         8.3      Representations and Warranties of Parent and Acquisition....................................40
         8.4      No Parent Material Adverse Effect...........................................................41
         8.5      Approval of Target Stockholders; Articles of Merger.........................................41
         8.6      Closing Certificate.........................................................................41
         8.7      Governmental Approvals......................................................................41
         8.8      Tax Opinion.................................................................................41
         8.9      Accountant Letter...........................................................................41
         8.10     Parent Stock Value..........................................................................42

ARTICLE IX  TERMINATION; MISCELLANEOUS........................................................................42
         9.1      Termination.................................................................................42
         9.2      Rights on Termination; Waiver...............................................................43
         9.3      Survival of Representations, Warranties and Covenants.......................................43
         9.4      Entire Agreement; Amendment.................................................................43
         9.5      Expenses....................................................................................44
         9.6      Governing Law...............................................................................44
         9.7      Assignment..................................................................................44
         9.8      Notices.....................................................................................44

         9.9      Counterparts; Headings......................................................................45
         9.10     Interpretation..............................................................................45
         9.11     Severability................................................................................46
         9.12     No Reliance.................................................................................46
         9.13     Exhibits and Disclosure Schedule............................................................46
         9.14     Further Assurances..........................................................................46


EXHIBITS:
A.       Form of Plexus Affiliate Letter
B.       Form of SeaMED Affiliate Letter
C.       Form of Employment Agreement
D.       Form of Voting Agreement

                          AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER is made as of the 16TH day of March, 1999 by and among PLEXUS CORP., SEAMED CORPORATION and PS ACQUISITION CORP.

                                    RECITALS

        WHEREAS, the respective Boards of Directors of Plexus, SeaMED and Acquisition have: (a) determined that the merger of Acquisition with and into SeaMED pursuant to, and subject to all of the terms and conditions of, this Agreement is advisable, fair and in the best interests of Plexus, SeaMED and Acquisition and their respective shareholders; and (b) approved the Merger, this Agreement and the transactions contemplated by this Agreement; and

        WHEREAS, the Board of Directors of SeaMED has directed that this Agreement and the transactions described in this Agreement be submitted for approval at the SeaMED Special Meeting; and

        WHEREAS, the Board of Directors of Plexus has directed that Plexus Common Stock be issued pursuant to this Agreement; and

        WHEREAS, Plexus, SeaMED and Acquisition desire to make certain representations, warranties, covenants and agreements in connection with the Merger; and

        WHEREAS, Plexus, SeaMED and Acquisition intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Code and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code; and

        WHEREAS, for financial accounting purposes, Plexus, SeaMED and Acquisition intend that the Merger be accounted for as a pooling of interests.

        NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

                                    ARTICLE I

                                   DEFINITIONS

        When used in this Agreement, the following terms shall have the meanings specified:

        Acquisition. "Acquisition" shall mean PS Acquisition Corp., a Washington corporation and a wholly-owned Subsidiary of Plexus.

        Affiliates. "Affiliates" shall mean all Persons who are affiliates of either SeaMED or Plexus for purposes of Rule 145 under the Securities Act or Accounting Series Releases 130 and 135 of the SEC, or both.

        Affiliate Letter. "Affiliate Letter" shall mean a letter from each Affiliate in substantially the form of Exhibit A attached to this Agreement for Affiliates of Plexus and Exhibit B for Affiliates of SeaMED.

        Agreement. "Agreement" shall mean this Agreement and Plan of Merger, together with the Exhibits attached hereto and together with the Disclosure Schedule, as the same may be amended from time to time in accordance with the terms hereof.

        Articles of Merger. "Articles of Merger" shall mean Articles of Merger in a form approved for filing in accordance with the WBCA.

        Closing. "Closing" shall mean the conference to be held at 10:00 A.M., Central Time, on the Closing Date at the offices of Quarles & Brady LLP, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, or such other time and place as the parties may mutually agree to in writing, at which the transactions contemplated by this Agreement shall be consummated.

        Closing Date. "Closing Date" shall mean:

                (a) that date which is no more than two (2) business days after satisfaction or waiver of all of the conditions set forth in Article VII and Article VIII of this Agreement; or

                (b) such other date as the parties may mutually agree to in writing.

        Code. "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as the same may be in effect from time to time.

        Confidentiality Agreement. "Confidentiality Agreement" shall mean the letter agreement between Plexus and SeaMED dated on or about February 8, 1999.

        Disclosure Schedule. "Disclosure Schedule" shall mean the Disclosure Schedule dated the date of this Agreement delivered by SeaMED to Plexus contemporaneously with the execution and delivery of this Agreement and as the same may be amended from time to time after the date of this Agreement and prior to the Closing Date in accordance with the terms of this Agreement.

        ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be in effect from time to time.

        Employee Stock Purchase Plan. "Employee Stock Purchase Plan" shall mean the SeaMED 1996 Employee Stock Purchase Plan.

        Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as the same may be in effect from time to time.

        HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as the same may be in effect from time to time.

        Knowledge of Plexus. "Knowledge of Plexus" shall mean, for purposes of this Agreement, when any fact or matter is stated to be "to the Knowledge of Plexus" or words of similar import, the actual knowledge of the existence or nonexistence of such fact or matter, after reasonable inquiry of the executive officers of Plexus.

        Knowledge of SeaMED. "Knowledge of SeaMED" shall mean, for purposes of this Agreement, when any fact or matter is stated to be " to the Knowledge of SeaMED" or words of similar import, the actual knowledge of the existence or nonexistence of such fact or matter, after reasonable inquiry, of W. Robert Berg and Edgar F. Rampy and, to the extent the representation or warranty is within the specific area of expertise of another executive officer of SeaMED, such executive officer of SeaMED.

        Law. "Law" shall mean any federal, state, local or other law, rule, regulation or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder by any regulatory agencies.

        Merger. "Merger" shall mean the merger of Acquisition with and into SeaMED pursuant to this Agreement.

        Person. "Person" shall mean a natural person, corporation, trust, partnership, limited liability company, governmental entity, agency or branch or department thereof, or any other legal entity.

        Plexus. "Plexus" shall mean Plexus Corp., a Wisconsin corporation.

        Plexus Common Stock. "Plexus Common Stock" shall mean shares of Common Stock, $.01 par value, of Plexus.

        Plexus Companies. "Plexus Companies" shall mean Plexus and all Subsidiaries of Plexus.

        Plexus Material Adverse Effect. "Plexus Material Adverse Effect" shall mean any event, condition or fact which is materially adverse to the financial condition, properties, business, results of operations or prospects of the Plexus Companies taken as a whole, other than (i) events, conditions or facts arising out of general economic conditions unrelated to the business in which any of the Plexus Companies are engaged; (ii) events, conditions or facts arising out of conditions generally affecting the contract manufacturing industry; (iii) events, conditions or facts arising out of or resulting from the announcement of the Merger.

        Plexus Stock Value. "Plexus Stock Value" shall mean the closing price of Plexus Common Stock on the NASDAQ Stock Market on each of the twenty (20) trading days ending three (3) days prior to the Closing Date.

        Proxy Statement. "Proxy Statement" shall mean the proxy statement/prospectus of SeaMED and Plexus to be filed with the SEC and to be distributed to the SeaMED Shareholders in connection with the SeaMED Special Meeting and the approval of the Merger by the SeaMED Shareholders, which shall also constitute the prospectus of Plexus filed as a part of the Registration Statement.

        Registration Statement. "Registration Statement" shall mean a registration statement on Form S-4 to be filed under the Securities Act by Plexus in connection with the Merger for purposes of registering the shares of Plexus Common Stock to be issued in the Merger pursuant to Article II of this Agreement.

        Rights Agreement. "Rights Agreement" means that certain Rights Agreement dated January 27, 1998 between SeaMED and Chase Mellon Shareholder Services, LLC.

        SeaMED. "SeaMED" shall mean SeaMED Corporation, a Washington corporation.

        SeaMED Common Stock. "SeaMED Common Stock" shall mean all of the issued and outstanding shares of common stock, no par value, of SeaMED.

        SeaMED Material Adverse Effect. "SeaMED Material Adverse Effect" shall mean any event, condition or fact which is materially adverse to the financial condition, properties, business, results of operations or prospects of SeaMED, other than (i) events, conditions or facts arising out of general economic conditions unrelated to the business in which SeaMED is engaged; (ii) events, conditions or facts arising out of conditions generally affecting the medical device industry; (iii) events, conditions or facts arising out of or resulting from the announcement of the Merger.

        SeaMED Rights. "SeaMED Rights" shall mean the preferred share purchase rights issued under the Rights Agreement dated January 27, 1998 between SeaMED and Chase Mellon Shareholder Services, LLC.

        SeaMED Special Meeting. "SeaMED Special Meeting" shall mean a special meeting of the SeaMED Shareholders for the purpose of approving the Merger, this Agreement and the transactions contemplated by this Agreement and for such other purposes as may be necessary or desirable.

        SeaMED Shareholders. "SeaMED Shareholders" shall mean all Persons owning shares of SeaMED Common Stock on the relevant date.

        SEC. "SEC" shall mean the Securities and Exchange Commission.

        Securities Act. "Securities Act" shall mean the Securities Act of 1933, as the same may be in effect from time to time.

        Subsidiary. "Subsidiary" shall mean any corporation, at least a majority of the outstanding capital stock of which (of any class or classes, however designated, having ordinary voting power for the election of at least a majority of the board of directors of such corporation) shall at the time be owned by the relevant Person directly or through one or more corporations which are themselves Subsidiaries.

        Voting Agreements. "Voting Agreements" shall mean the agreements of each of W. Robert Berg, Edgar F. Rampy, and R. Scott Asen in the form of Exhibit D attached to this Agreement.

        WBCA. "WBCA" shall mean the Washington Business Corporation Act, as the same shall be in effect from time to time.

        Year 2000 Compliant. "Year 2000 Compliant" shall mean with respect to a Person's material hardware and software systems, that such hardware and software is designed to be used prior to, during, and after the calendar Year 2000 A.D., and such hardware and software used during each such time period will accurately receive, provide and process date/time data from, into and between the twentieth and twenty-first centuries in all material ways, and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data in all material ways, to the extent that other hardware and software, used in combination with that Person's hardware and software, properly exchanges date/time data with that Person's hardware and software.

        Other Terms. The following terms shall have the meanings specified in the following noted Sections of this Agreement:

TERM                                                          SECTION
----                                                          -------
Break-up Fee                                                    3.9
Cause                                                           3.18
CERCLA                                                          4.24
Effective Time of Merger                                        2.2
Employee Benefit Plans                                          4.12
Environmental Claim                                             4.24
Environmental Hazardous Material                                4.24

Environmental Laws                                              4.24
Environmental Permits                                           4.24
Environmental Release                                           4.24
Exchange Agent                                                  2.8
Exchange Fund                                                   2.8
Exchange Rate                                                   2.6
Existing Contracts                                              4.9
Existing Liens                                                  4.5
Existing Litigation                                             4.6
Existing Plans                                                  4.12
Indebtedness                                                    4.9
Indemnified Parties                                             3.14
Lien                                                            4.5
Other Proposal                                                  3.9
Other Transaction                                               3.9
Plexus SEC Reports                                              5.6
Representatives                                                 3.9
Superior Proposal                                               3.9
Surviving Corporation                                           2.1
Takeover Proposal                                               3.9
SeaMED Certificates                                             2.8
SeaMED Options                                                  2.12
SeaMED Option Plans                                             2.12
SeaMED SEC Reports                                              4.7

                                   ARTICLE II

                                   THE MERGER

        2.1 The Merger. At the Effective Time of Merger and upon and subject to the terms and conditions of this Agreement, Acquisition will be merged with and into SeaMED, which shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be governed by the Laws of the State of Washington, and the separate existence of Acquisition shall thereupon cease. The Merger shall be pursuant to the provisions of, and shall be with the effects provided in, the WBCA.

        2.2 Effective Time of Merger. Subject to the terms and conditions of this Agreement, on the Closing Date, Acquisition and SeaMED will cause the Articles of Merger to be executed, delivered and filed as provided in the WBCA. The Merger shall become effective at the time of the filing of the Articles of Merger with the Washington Secretary of State or at such later time as Plexus and SeaMED may agree and as may be set forth in the Articles of Merger. The date and time on which the Merger shall become effective is referred to in this Agreement as the "Effective Time of Merger".

        2.3 Articles of Incorporation of Surviving Corporation. The Articles of Incorporation of SeaMED as in effect immediately prior to the Effective Time of Merger shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with Law.

        2.4 Bylaws of Surviving Corporation. The Bylaws of SeaMED as in effect immediately prior to the Effective Time of Merger shall be the Bylaws of the Surviving Corporation until amended in accordance with Law.

        2.5 Directors and Officers of Surviving Corporation. The duly qualified and acting directors and officers of Acquisition immediately prior to the Effective Time of Merger shall be the directors and officers of the Surviving Corporation, to hold office as provided in the Bylaws of the Surviving Corporation.

        2.6     Conversion of SeaMED Common Stock.

                (a) Conversion. At the Effective Time of Merger, by virtue of the Merger and without any action on the part of Acquisition, SeaMED, Plexus or the SeaMED Shareholders:

                        (i) Each share of SeaMED Common Stock issued and outstanding at the Effective Time of Merger, except as provided in subsection
(ii) below, shall be converted into shares of Plexus Common Stock on the terms and conditions set forth in this Agreement subject to the provisions of Section 2.8(e) of this Agreement concerning cash being paid for fractional shares at the rate of the stated number of shares of Plexus Common Stock for each share of SeaMED Common Stock, determined as follows ("the Exchange Rate").

                                (A) If the Plexus Stock Value is equal to or greater than $30.00, and equal to or less than $37.50, the Exchange Rate shall be 0.4000 shares of Plexus Common Stock for each share of SeaMED Common Stock.

                                (B) In the event the Plexus Stock Value is equal to or greater than $27.00 but less than $30.00, the Exchange Rate shall be determined by dividing $12.00 by the Plexus Stock Value.

                                (C) In the event the Plexus Stock Value is less than $27.00, the Exchange Rate shall be 0.4444 shares of Plexus Common Stock for each share of SeaMED Common Stock.

                                (D) In the event the Plexus Stock Value is greater than $37.50, the Exchange Rate shall equal $15.00 divided by the Plexus Stock Value.

        In each such case, the Exchange Rate shall be determined to four decimal places, rounding to the nearest ten thousandth of a share.

                        (ii) Any shares of SeaMED Common Stock that are owned by SeaMED at the Effective Time of Merger shall be canceled and retired and cease to exist and no Plexus Common Stock or other consideration shall be issued or delivered in exchange therefor. Any shares of SeaMED Common Stock as to which the holders thereof have perfected dissenter's rights under the WBCA shall be treated as provided in Section 2.11 of this Agreement.

                (b) Adjustment. In the event that, prior to the Effective Time of Merger, there is a reclassification, stock split or stock dividend with respect to outstanding Plexus Common Stock or outstanding SeaMED Common Stock, appropriate and proportionate adjustment, if any, shall be made to the Exchange Rate.

        2.7 Conversion of Acquisition Common Stock. At the Effective Time of Merger, and without any action on the part of the holders of common stock of Acquisition, each share of common stock of Acquisition issued and outstanding at the Effective Time of Merger shall be converted into one (1) share of SeaMED Common Stock.

        2.8     Exchange of SeaMED Certificates.

                (a) Exchange Agent. As of the Effective Time of Merger, Plexus shall deposit, or shall cause to be deposited, with the corporate trust department of Firstar Bank NA, Milwaukee, Wisconsin, or such other bank or trust company designated by Plexus and approved by SeaMED, which approval shall not be unreasonably withheld (the "Exchange Agent"), for the benefit of the SeaMED Shareholders, for exchange in accordance with this Article II of this

Agreement through the Exchange Agent, certificates representing the shares of Plexus Common Stock (such certificates for shares of Plexus Common Stock, together with any dividends or distributions with respect thereto and together with any cash for fractional share interests made pursuant to Section 2.8(e) of this Agreement, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.6 of this Agreement in exchange for outstanding shares of SeaMED Common Stock.

                (b)     Exchange Procedures.

                        (i) At or promptly after the Effective Time of Merger, Plexus shall (i) cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time of Merger represented outstanding shares of SeaMED Common Stock (the "SeaMED Certificates"): (A) a letter of transmittal which shall be in such form and have such provisions as Plexus may reasonably specify; and (B) instructions to effect the surrender of the SeaMED Certificates in exchange for certificates representing shares of Plexus Common Stock; and (ii) direct the Exchange Agent to issue certificates representing that number of whole shares of Plexus Common Stock to which each holder of uncertificated shares of SeaMED Common Stock (as reflected on the books and records of SeaMED's transfer agent) is entitled pursuant to the provisions of this Article II of this Agreement, without any action on the part of such holders, plus any cash in lieu of any fractional share interest in accordance with Section 2.8(e) of this Agreement.

                        (ii) Upon surrender of a SeaMED Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and with such other documents as the Exchange Agent may reasonably require, the holder of such SeaMED Certificate shall be entitled to receive, and Plexus shall cause the Exchange Agent to promptly deliver in exchange therefor, a certificate representing that number of whole shares of Plexus Common Stock to which such holder is entitled in respect of such SeaMED Certificate pursuant to the provisions of this Article II of this Agreement, plus any cash in lieu of any fractional share interest in accordance with
Section 2.8(e) of this Agreement, and the SeaMED Certificate so surrendered shall forthwith be canceled; provided, however, that fractional share interests of any one holder shall be aggregated to maximize the number of whole shares of Plexus Common Stock to be issued and minimize the fractional interests to be paid in cash as provided in Section 2.8(e) of this Agreement.

                        (iii) In the event of a transfer of ownership of shares of SeaMED Common Stock which is not registered in the transfer records of SeaMED, a certificate representing the proper number of shares of Plexus Common Stock, and any cash in lieu of any fractional share interests in accordance with
Section 2.8(e) of this Agreement, shall be delivered to the transferee if the SeaMED Certificate which represented such shares of SeaMED Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

                        (iv)    Until surrendered as contemplated by this
Section 2.8 of this Agreement, each SeaMED Certificate shall be deemed at all times after the Effective Time of Merger to represent only the right to receive upon surrender a certificate representing shares of

Plexus Common Stock and cash in lieu of any fractional share interest as contemplated by Section 2.8(e) of this Agreement, or in respect of dissenting shares, the consideration determined pursuant to Section 2.11 of this Agreement.

                (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time of Merger with respect to Plexus Common Stock with a record date after the Effective Time of Merger shall be paid to the holder of any unsurrendered SeaMED Certificate with respect to the shares of Plexus Common Stock represented thereby, and no cash payment in lieu of a fractional share shall be paid to any such holder pursuant to Section 2.8(e) of this Agreement, until the holder of such SeaMED Certificate has surrendered such SeaMED Certificate to the Exchange Agent. Subject to the effect of any applicable Law, following the surrender of any such SeaMED Certificate, there shall be paid to the holder of the certificate representing whole shares of Plexus Common Stock issued in exchange for the surrendered SeaMED Certificates, without interest: (i) promptly, the amount of any cash payable with respect to a fractional share interest to which such holder is entitled pursuant to Section 2.8(e) of this Agreement and the amount of dividends or other distributions with a record date after the Effective Time of Merger theretofore paid with respect to such whole shares of Plexus Common Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of Merger but prior to surrender and a payment date occurring after surrender payable with respect to such whole shares of Plexus Common Stock.

                (d) No Further Rights in SeaMED Common Stock. All shares of Plexus Common Stock issued upon conversion of the SeaMED Common Stock in accordance with the terms of this Agreement (and any cash paid pursuant to Section 2.8(e) of this Agreement) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the SeaMED Common Stock.

                (e) No Fractional Shares. No fractional shares of Plexus Common Stock shall be issued in the Merger. All fractional share interests of a holder of more than one SeaMED Certificate at the Effective Time of Merger shall be aggregated. If a fractional share interest results after such aggregation, each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying such fractional share interest by the Plexus Stock Value. Promptly after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall notify Plexus and Plexus shall direct the Exchange Agent to deliver such amounts to such holders in accordance with Section 2.8(b) of this Agreement, subject to and in accordance with the terms of Section 2.8(c) of this Agreement.

                (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the SeaMED Shareholders after twelve (12) months after the Effective Time of Merger shall be delivered to Plexus, upon demand, and any SeaMED Shareholders who have not theretofore complied with this Article II of this Agreement shall thereafter look only to Plexus for payment of their claim for shares of Plexus Common Stock, any cash in lieu of fractional share interests and any dividends or distributions with respect to Plexus Common Stock.

                (g) No Liability. Neither the Exchange Agent nor any party to this Agreement shall be liable to any SeaMED Shareholder for any shares of SeaMED Common Stock or Plexus Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

                (h) Withholding Rights. Subject to the following sentences of this Section 2.8(h), Plexus shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any SeaMED Shareholder such amounts as Plexus is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. If withholding is required for anything other than back up withholding on cash payments, Plexus will notify SeaMED and provide SeaMED the right to provide an opinion of legal counsel that no withholding is covered. To the extent that amounts are withheld by Plexus, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the SeaMED Shareholder in respect of which such deduction and withholding was made by Plexus.

        2.9 Stock Transfer Books. At the Effective Time of Merger, the stock transfer books of SeaMED shall be closed and there shall be no further registration of transfers of shares of SeaMED Common Stock thereafter on the records of SeaMED. From and after the Effective Time of Merger, the holders of SeaMED Certificates outstanding immediately prior to the Effective Time of Merger shall cease to have any rights with respect to such shares of SeaMED Common Stock except as otherwise provided in this Agreement or by Law.

        2.10 Reorganization; Pooling. The parties intend that this Agreement be a plan of reorganization within the meaning of Section 368(a) of the Code and that the Merger be a tax-free reorganization under Section 368(a) of the Code and that the Merger qualify for pooling of interests accounting treatment.

        2.11 Dissenting Shares. Any shares of SeaMED Common Stock as to which dissenters' rights are perfected under Chapter 23B.13 of the WBCA shall be treated in accordance therewith, notwithstanding any other provision of this Agreement.

        2.12    SeaMED Stock Options.

                (a) Conversion. At the Effective Time of Merger, each outstanding option to purchase shares of SeaMED Common Stock (a "SeaMED Option") under SeaMED's 1988 Stock Option Plan, 1995 Employee Stock Option and Incentive Plan, and 1997 Employee Nonqualified Stock Option Plan, each as amended (the "SeaMED Option Plans"), whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such SeaMED Option, the same number of shares of Plexus Common Stock as the holder of such SeaMED Option would have been entitled to receive pursuant to the Merger had such holder exercised such SeaMED Option in full immediately prior to the Effective Time of Merger (rounded to the nearest whole number), at a price per share (rounded down to the nearest whole cent) equal to:
(i) the aggregate exercise price for the shares of SeaMED Common Stock otherwise purchasable pursuant to such SeaMED Option; divided by (ii) the number of full shares of Plexus Common Stock deemed purchasable pursuant to such SeaMED Option in accordance with the foregoing; provided, however, that in the case of any SeaMED Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. At or prior to the Effective Time of Merger, SeaMED shall make all necessary arrangements to permit the assumption of the unexercised SeaMED Options by Plexus pursuant to this Section.

                (b) Assumption. Effective at the Effective Time of Merger, Plexus shall assume each SeaMED Option in accordance with the terms of the SeaMED Option Plan under which it was issued and all of the terms and conditions of the stock option agreement by which it is evidenced. At or prior to the Effective Time of Merger, Plexus shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Plexus Common Stock for delivery upon exercise of SeaMED Options assumed by it in accordance with this
Section 2.12 of this Agreement. As soon as practicable after the Effective Time of Merger, Plexus shall file a registration statement (or a post-effective amendment to the registration statement) on Form S-8 (or any successor or other appropriate form) with respect to the Plexus Common Stock subject to such SeaMED Options, and shall use its best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses relating thereto) for so long as such SeaMED Options remain outstanding.

        2.13 Voting Agreements. Each of W. Robert Berg, Edgar F. Rampy and R. Scott Asen has delivered a duly executed Voting Agreement, and shall comply with the terms thereof.

                                   ARTICLE III

                                OTHER AGREEMENTS

        3.1 Proxy Statement and Registration Statement. Plexus and SeaMED will prepare and file with the SEC the Registration Statement and the Proxy Statement as soon as reasonably practicable after the date of this Agreement. Plexus and SeaMED shall use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. Plexus and SeaMED shall also take such action as may be reasonably required to cause the shares of Plexus Common Stock issuable pursuant to the Merger to be registered or to obtain an exemption from registration or qualification under applicable state "blue sky" or securities Laws; provided, however, that Plexus shall not be required to qualify as a foreign corporation or to file any general consent to service of process under the Laws of any jurisdiction or to comply with any other requirements deemed by Plexus to be unduly burdensome. Each party to this Agreement will furnish to the other parties all information concerning itself as each such other party or its counsel may reasonably request and which is required or customary for inclusion in the Proxy Statement and the Registration Statement.

        3.2 Approval of SeaMED Shareholders. SeaMED shall, as soon as reasonably practicable: (i) take all steps necessary duly to call, give notice of, convene and hold the

SeaMED Special Meeting; (ii) distribute the Proxy Statement, which shall also constitute the prospectus of Plexus included in the Registration Statement, to the SeaMED Shareholders in accordance with applicable federal and state Law and its Articles of Incorporation and Bylaws; (iii) subject to the provisions of
Section 3.9 of this Agreement, recommend to the SeaMED Shareholders the approval of this Agreement and the transactions contemplated by this Agreement and such other matters as may be submitted to the SeaMED Shareholders in connection with this Agreement; and (iv) cooperate and consult with Plexus with respect to each of the foregoing matters. The SeaMED Special Meeting shall be held on such date as is mutually determined by SeaMED and Plexus.

        3.3 HSR Act. Each party shall: (a) file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act; and (b) use reasonable best efforts to make such filings promptly and to respond promptly to any request for additional information made by either of such agencies.

        3.4     Access.

                (a) Access to SeaMED and Information. Upon reasonable notice, SeaMED shall afford to the officers, employees, investment bankers, agents, accountants, attorneys and representatives of Plexus full access to all of its books, records, financial information, facilities, key personnel and other documents and materials except such information as may be subject to confidentiality agreements with respect to Other Transactions or Other Proposals; provided that such access shall be upon reasonable notice and during normal business hours of SeaMED. SeaMED shall provide monthly to Plexus the monthly management and financial package prepared in the ordinary course of business by SeaMED for its Board of Directors.

                (b) Access to Plexus Companies. Upon reasonable notice, Plexus shall, and shall cause the other Plexus Companies to, afford to the officers, employees, investment bankers, agents, accountants, attorneys and representatives of SeaMED full access to all of its books, records, financial information, facilities, key personnel and other documents and materials; provided that such access shall be upon reasonable notice and during normal business hours of the Plexus Companies.

                (c) Confidentiality Agreement. SeaMED and Plexus agree that the provisions of the Confidentiality Agreement shall remain in full force and effect; provided that at the Effective Time of Merger, the Confidentiality Agreement shall be deemed to have terminated without further action by the parties.

        3.5 Disclosure Schedule. Contemporaneously with the execution and delivery of this Agreement, SeaMED is delivering to Plexus the Disclosure Schedule. The Disclosure Schedule is deemed to constitute an integral part of this Agreement and to modify the representations, warranties, covenants or agreements of SeaMED contained in this Agreement. The Disclosure Schedule may be updated or amended by SeaMED prior to Closing except to the extent such modification would disclose a SeaMED Material Adverse Effect.

        3.6 Conditions to Merger. Each party to this Agreement shall use reasonable best efforts to: (a) to the extent within its control, cause all of its representations and warranties contained in this Agreement to be true and correct in all respects on the Closing Date with the same force and effect as if such representations and warranties had been made on the Closing Date; (b) take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (including but not limited to making all filings and requests in connection with approvals of or filings with any governmental entity as described in Sections 7.7 and 8.7 of this Agreement and furnishing all information required in connection therewith); (c) promptly cooperate with and furnish information to the other parties in connection with any such requirements imposed upon any of them in connection with the Merger; (d) contest any legal proceedings seeking to restrain, enjoin or frustrate the Merger, subject, in the case of SeaMED, to the provisions of
Section 3.9(c) of this Agreement concerning Superior Proposals; (e) execute any additional documents or instruments and take any additional actions reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement; and (f) take all reasonable actions necessary to obtain (and cooperate with the other parties in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental entity or other public or private Person, required to be obtained or made by the parties to this Agreement in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

        3.7 Deliveries of Information; Consultation. From time to time prior to the Effective Time of Merger:

                (a)     Deliveries by SeaMED. SeaMED shall furnish promptly to
Plexus: (i) a copy of each report, schedule and other document filed by SeaMED with the SEC pursuant to the requirements of federal securities Laws promptly after such documents are available; (ii) the monthly financial statements of SeaMED (as prepared by SeaMED in accordance with its normal accounting procedures) promptly after such financial statements are available; (iii) a summary of any action taken by the Board of Directors, or any committee thereof, of SeaMED; and (iv) all other information concerning the business and properties of SeaMED as Plexus may reasonably request.

                (b)     Deliveries by Plexus. Plexus shall promptly furnish to
SeaMED: (i) a copy of each report, schedule and other document filed by Plexus with the SEC pursuant to the requirements of federal securities Laws promptly after such documents are available; (ii) the monthly consolidated financial statements of the Plexus Companies (as prepared by Plexus in accordance with its normal accounting procedures) promptly after such financial statements are available; and (iii) all other information concerning the business and properties of any of the Plexus Companies as SeaMED may reasonably request.

                (c) Consultation. SeaMED shall confer and consult with representatives of the Plexus Companies on a regular basis to report on operational matters and the general status of ongoing business operations of SeaMED.

                (d) Litigation. Each party to this Agreement shall provide prompt notice to the other parties of any known litigation, arbitration, proceeding, governmental investigation, citation or action of any kind which may be commenced, threatened or proposed by any Person concerning the legality, validity or propriety of the transactions contemplated by this Agreement. If any such litigation is commenced against any party to this Agreement, the parties shall cooperate in all respects in connection with such litigation and Plexus shall have the right to assume the defense thereof at its cost and expense and, if Plexus does assume such defense, it shall confer regularly with SeaMED and shall not settle any such litigation without the prior consent of SeaMED, which consent shall not be unreasonably withheld.

        3.8 Affiliates; Accounting and Tax Treatment. Within thirty (30) days after the date of this Agreement, SeaMED shall identify in a letter to Plexus, and Plexus shall identify in a letter to SeaMED, all Persons who are and, to such party's knowledge who will be at the Closing Date, Affiliates of SeaMED and Plexus, respectively. Each of SeaMED and Plexus shall advise their respective Affiliates of the resale restrictions imposed by applicable securities Laws and required to cause the Merger to qualify for pooling-of-interests accounting treatment, and shall use reasonable best efforts to obtain from each of their respective Affiliates an executed Affiliate Letter and shall obtain an executed Affiliate Letter from any Person who becomes an Affiliate of that Person after the date of this Agreement and on or prior to the Effective Time of Merger. SeaMED and Plexus will each use its respective reasonable best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment and as a reorganization under Section 368(a) of the Code.

        3.9     Other Transactions.

                3.9.1 Definitions. As used in this Agreement, the following terms shall have the meanings specified:

                        (i) "Other Transaction" shall mean any of the following, other than the Merger as contemplated by this Agreement: (A) a merger, consolidation, share exchange, exchange of securities, reorganization, business combination or other similar transaction involving the SeaMED; (B) a sale, lease, transfer or other disposition of all or a significant portion of the total assets of SeaMED in a single transaction or series of related transactions; (C) a sale of, or tender offer or exchange offer for, or acquisition by any Person or group of beneficial owners of, fifteen percent (15%) or more of the outstanding shares of capital stock of SeaMED in a single transaction or series of related transactions; or (D) a public announcement of a proposal, plan, intention or agreement to do any of the foregoing.

                        (ii) "Other Proposal" shall mean any request for information, expression of interest, inquiry, proposal or offer relating in any manner to an Other Transaction.

                3.9.2 Termination of Discussions. SeaMED shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted prior to the date of this Agreement with respect to any Other Transaction or Takeover Proposal (as defined below), except that SeaMED may notify such other parties that the discussions and negotiations are terminated.

                3.9.3 Non Solicitation. From and after the date hereof until the earlier of the Effective Time of Merger or termination of the Agreement, subject to the proviso in the next paragraph, SeaMED agrees that neither it nor any of its officers and directors shall, and that SeaMED shall direct and use its reasonable best efforts to cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by it) (such officers, directors, employees, agents and representatives sometimes collectively referred to herein as "Representatives") not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Other Transaction (any such proposal or offer being herein after referred to as a "Takeover Proposal").

        SeaMED further agrees that neither it nor its Representatives shall directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to a an Other Proposal or Takeover Proposal, whether made before or after the date of this Agreement, or otherwise facilitate any effort or attempt to make or implement a Takeover Proposal; PROVIDED, HOWEVER, that nothing contained in this Agreement shall prevent SeaMED or SeaMED's Board of Directors from:

                (a) complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to a Takeover Proposal;

                (b) providing information in response to a request therefor by a Person if the Person making the inquiry makes the following representations, and SeaMED has no reason to believe that the representations are not true, that: (i) the inquiry is made in good faith, (ii) to the knowledge of such Person, the inquiry has not been solicited by SeaMED or its Representatives in breach of Section 3.9(c) hereof; (iii) the Person has reviewed the terms of this Agreement; and (iv) subject to due diligence on the information received from SeaMED, the Person requesting the information expects that if it makes an offer to SeaMED it would be a Superior Proposal; provided that the Person so requesting such information must also (y) execute a confidentiality agreement on terms substantially equivalent to those contained in the Confidentiality Agreement and (z) submit with such inquiry a nonrefundable, good faith deposit in the form of a check payable to SeaMED in the amount of $50,000, which shall be paid to Plexus in the event that this Agreement is terminated by Plexus pursuant to Section 9.1(c)(v), (vi), (vii) or
(viii);

                (c) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide Takeover Proposal; or

                (d) withdrawing or modifying the approval or recommendation by SeaMED's Board of Directors of this Agreement and the Merger in connection with recommending an unsolicited bona fide written Takeover Proposal to the stockholders of SeaMED or entering into any agreement with respect to an unsolicited bona fide written Takeover Proposal;

IF AND ONLY TO THE EXTENT THAT, both (i) in each such case referred to in clause
(b), (c) or (d) above, SeaMED's Board of Directors determines in good faith after receipt of written advice from outside legal counsel experienced in such matters that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law; and either (ii) in each case referred to in clause (c) or (d) above, SeaMED's Board of Directors determines in good faith (after consultation with its financial advisor) that such Takeover Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction superior to the transaction contemplated by this Agreement, taking into account, among other things, the long term prospects and interests of SeaMED and its stockholders (any such superior Takeover Proposal being referred to in this Agreement as a "Superior Proposal"); or (iii) in the case referred to in clause (b) above, the SeaMED Board of Directors determines (after consultation with its financial adviser) that there is a reasonable likelihood that such Person has the financial and other resources to make a Superior Proposal.

SeaMED agrees that it will take the necessary steps to promptly inform its Representatives of the obligations undertaken in this Section 3.9.3 and in the Confidentiality Agreement. SeaMED will promptly notify Plexus if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, SeaMED or any of its Representatives relating to a Takeover Proposal, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep Plexus informed, on a current basis, on the status and terms of any such proposals or offers and the status of any such negotiations or discussions, except to the extent that the Board of Directors of SeaMED determines, based upon the written advice of outside legal counsel, that such action is inconsistent with its fiduciary duties under applicable Law. SeaMED also will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of a Takeover Proposal to return all confidential information heretofore furnished to such Person by or on behalf of it or any of its subsidiaries.

                3.9.4 Termination. SeaMED may, by notice to Plexus at any time prior to the Effective Time of Merger, whether before or after the approval by the SeaMED Shareholders, terminate this Agreement if SeaMED enters into, executes or agrees to a Superior Proposal following a good faith determination by the Board of Directors of SeaMED (after compliance by SeaMED with the provisions of Section 3.9.3 of this Agreement) based upon the written advice of outside legal counsel, that such action is necessary to fulfill its fiduciary duties under applicable Law; provided that SeaMED pays Plexus the Break-up Fee provided in Section 3.9.5 hereof.

                3.9.5 Break-up Fee. SeaMED agrees to pay Plexus, (provided that Plexus is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) within two (2) business days after the termination of this Agreement (or such later date as may apply in the case of (ii) below) by wire transfer, the sum of $3.2 Million in immediately available funds, plus interest on the amounts owed at the prime rate as announced by Key Bank N.A. in effect from time to time during such period plus two percent (the "BREAK-UP FEE") in the event that following the date of the execution of this Agreement, and at or prior to the termination of this Agreement, any of the following events shall have occurred:

                        (i) Plexus shall have terminated this Agreement pursuant to Section 9.1(c)(v), (vi), (vii) or (viii) hereof; or

                        (ii)    if (A) either (y) SeaMED, any of its
subsidiaries or any of their Representatives shall have taken any actions pursuant to clause (b) or (c) of the proviso set forth in Section 3.9.3 or (z) an Other Proposal shall have been made to SeaMED or its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make such an Other Proposal with respect to SeaMED and thereafter this Agreement is terminated by either Plexus or SeaMED pursuant to Section 9.1(c)(iv) or 9.1(d)(iii), respectively, and (B) SeaMED consummates an agreement for an Other Transaction within twelve (12) months after termination of this Agreement, SeaMED shall promptly, but in no event later than the date of such consummation, pay to Plexus the Break-up Fee.


        The right to the payment of the fees set forth in this Section 3.9.5 shall be the exclusive remedy at law or in equity to which Plexus may be entitled upon termination of this Agreement pursuant to Section 9.1(c)(v), (vi) or (vii) hereof.

        SeaMED acknowledges that the agreements contained in this Section 3.9.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Plexus and Acquisition would not enter into this Agreement. If SeaMED fails to promptly pay the amount due pursuant to this
Section 3.9.5 and, in order to obtain such payment, Plexus commences a suit which results in a judgment against SeaMED for the fee set forth therein, if Plexus prevails in such suit, SeaMED shall pay to Plexus its reasonable costs and expenses (including attorneys' fees) in connection with such suit, together with interest from the date of termination of this Agreement.

        The agreements contained in this Section 3.9.5 of this Agreement are an integral part of this Agreement and constitute liquidated damages and not a penalty.

        3.10 Letter of SeaMED's Accountants. SeaMED shall use reasonable best efforts to cause to be delivered a letter of Ernst & Young, LLP, SeaMED's independent auditors, dated within two (2) business days before the effective date of the Registration Statement and addressed to SeaMED and Plexus, in form and substance reasonably satisfactory to Plexus and customary in scope and substance for cold comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

        3.11 Letter of Plexus's Accountants. Plexus shall use reasonable best efforts to cause to be delivered a letter of PricewaterhouseCoopers LLP, Plexus's independent auditors, dated within two (2) business days before the effective date of the Registration Statement and addressed to Plexus and SeaMED, in form and substance reasonably satisfactory to SeaMED and customary in scope and substance for cold comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

        3.12 Nasdaq Listing. Plexus shall use reasonable best efforts to provide appropriate notice to cause the shares of Plexus Common Stock to be issued or reserved for issuance pursuant to this Agreement to qualify for quotation on the Nasdaq Stock Market.

        3.13 Public Announcements. SeaMED, Acquisition and Plexus will cooperate with and obtain the consent of each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be required by Law or the Nasdaq Stock Market, in which case such party shall not issue any public announcement or statement prior to consultation with the other parties.

        3.14    Indemnification and Insurance.

                (a) Indemnification. From and after the Effective Time of Merger, Plexus shall indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Plexus shall also advance expenses as incurred to the extent permitted under applicable Law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that said Person is not entitled to indemnification), each present and former employee, agent, director or officer of SeaMED and the heirs, successors and assigns of such Persons (the "Indemnified Parties") against any amounts incurred by such Indemnified Parties, including without limitation, losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys fees incurred in defense or otherwise), judgments and amounts paid in settlement, in connection with any claim, action, suit, proceeding or investigation (i) arising out of or relating to the transactions described in this Agreement or (ii) which arise out of or relate to an Indemnified Party having served as a committee member, director, officer, employee or agent of SeaMED, or as a trustee or fiduciary of any Employee Benefit Plans or otherwise on behalf of SeaMED, whether asserted or commenced prior to or after the Effective Time of Merger.

                (b) Insurance. For at least three (3) years from and after the Effective Time of Merger, Plexus shall maintain, or shall cause to be maintained, in effect directors and officers insurance covering those Persons covered by SeaMED's directors and officers insurance as of the date of this Agreement. This directors and officers insurance shall be not less in terms of coverage and amount as the insurance that SeaMED has in effect covering such officers and directors on the date of this Agreement.

                (c) Notice; Procedure. Any Indemnified Party wishing to claim Indemnification under Section 3.14(a) of this Agreement, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Plexus thereof, but the failure to so notify shall not relieve Plexus of any liability it may have to such Indemnified Party if such failure does not materially prejudice Plexus. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time of Merger): (i) Plexus shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party and Plexus shall not be liable to any Indemnified Party for any legal expenses of other counsel thereafter incurred in connection with the defense thereof, unless the Indemnified Party shall have been advised by such counsel that there may be one or more legal defenses available to it that are different from or in addition to those available to the indemnifying party that reasonably may be expected to lead to conflicts in representation (in which case, if the Indemnified Party notifies the indemnifying party in writing that it elects separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the Indemnified Party with respect to such defenses); (ii) the Indemnified Party will cooperate in all respects as reasonably requested by Plexus in the defense of any such matter, and in connection therewith shall be entitled to reimbursement by Plexus of expenses incurred in connection therewith; and (iii) Plexus shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, that Plexus shall not have any obligation hereunder to any Indemnified Party if a court shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the matter contemplated hereby is prohibited by Law. If such indemnity is not available with respect to any Indemnified Party, the Plexus and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

                (d) Indemnified Parties. The provisions of this Section 3.14 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties. Nothing in this Section 3.14 shall limit in any way any other rights to indemnification that any current or former director or officer of SeaMED may have by contract or otherwise.

                (e) Articles of Incorporation; Bylaws. From and after the Effective Time, SeaMED shall fulfill, assume and honor in all respects the obligations of SeaMED pursuant to SeaMED's Articles of Incorporation, bylaws, and any indemnification agreement between SeaMED and any of SeaMED's directors and officers existing and in force as of the date of this Agreement. SeaMED agrees that the indemnification obligations set forth in SeaMED's Articles of Incorporation and bylaws, in each case as of the date of this Agreement, shall survive the Merger with respect to any matter which is based in whole or in part on or arises in whole or in part out of the fact that an individual is or was a director or officer of SeaMED prior to the Effective Time of Merger.

        3.15 Agreement of Plexus. From and after the date of this Agreement and until the Effective Time of Merger, Plexus shall, and shall cause the other Plexus Companies to, diligently carry on its business only in the regular course and in substantially the same manner as heretofore, provided that acquisitions by any of the Plexus Companies of business enterprises engaged in businesses consistent with the businesses of Plexus Companies shall be permitted under this
Section 3.15 of this Agreement.

        3.16 Operation of Subsidiary; Relocation of Facilities. Plexus acknowledges that it intends to operate SeaMED following the Merger as a separate profit center to design, engineer and manufacture medical and commercial products, provided that such operations of SeaMED must be consistent with Plexus's business plan to maximize the synergies with SeaMED and other Plexus Companies to expand the manufacturing of medical and commercial products by SeaMED and Plexus. Plexus acknowledges that it intends to continue to use SeaMED's name with Plexus's name on a blended basis for at least one (1) year after the Effective Time of Merger. Plexus acknowledges that it has no current plans to relocate SeaMED operations, and Plexus agrees that after the Effective Time of Merger, it will use its reasonable business efforts to cause SeaMED to maintain SeaMED's operations in the Seattle metropolitan area for a period of not less than three
(3) years. The parties acknowledge the timing and location of possible relocations could be affected by lease terminations and/or opportunities. This section is not intended to confer upon any person, other than the parties to this Agreement, any rights or remedies hereunder.

        3.17 Employee Benefits. Plexus agrees that SeaMED will, as the Surviving Corporation, provide benefits for SeaMED employees that are substantially equivalent to the benefits provided to similarly situated Plexus employees, with prior service considerations as if such SeaMED employees had been employed by Plexus for the period for which they were employed by SeaMED; provided, however, that nothing contained herein shall be considered as requiring Plexus or SeaMED to continue any specific plan or benefit or as precluding amendments to any specific plan or benefit; and provided further, that nothing expressed or implied in this Agreement shall confer upon any employee, beneficiary, dependent, legal representative or collective bargaining agent of such employee any right or remedy of any nature or kind whatsoever under or by reason of this Agreement, including without limitation any right to employment or to continued employment for any specified period, at any specified location or under any job category, or any specific benefits or specific employee benefit plan.

        3.18 Severance Benefits. Plexus shall cause the following severance benefits to be provided to SeaMED employees whose employment is terminated by Plexus or SeaMED without Cause as a result of the Merger within one year after the Effective Time of Merger, as follows: except as otherwise provided in individual employment agreements, employees will receive on termination severance pay equal to one week base salary for each year of prior service with SeaMED plus one additional month base salary. For purposes of this Section 3.18, "Cause" shall mean termination resulting from a good faith determination by Plexus after reasonable investigation that there has been (x) a failure or refusal in a material respect to follow the reasonable policies and directives of Plexus, after being provided with written notice and a reasonable opportunity to cure; (y) a failure to perform in good faith the duties of his or her position after being provided with written notice and a reasonable opportunity to cure; (z) any act involving embezzlement, theft, material dishonesty, or a conviction of or plea of nolo contendere to a crime involving moral turpitude or a felony.

        3.19 Combined Financial Results. Plexus covenants and agrees that, as promptly as practicable following the end of Plexus's fiscal year, it will publicly release the combined financial results of Plexus and the Plexus Companies (including SeaMED).

        3.20 S-3 Registration. Prior to the end of Plexus's fiscal year, Plexus shall prepare and file with the SEC a registration statement on Form S-3 (or any successor or other appropriate form) for resale of shares of Plexus Common Stock issued in the Merger to R. Scott Asen, and shall use its best efforts to have such filing declared effective under the Securities Act as promptly as practicable thereafter and to continue the effectiveness of such registration until the first anniversary of the Effective Time of Merger. Plexus may postpone, for up to sixty (60) days, the filing of such a registration statement if such registration would give rise to a disclosure obligation that would not be in the best interest of Plexus's shareholders. If, after the registration statement becomes effective, the continuation of the registration statement would give rise to a disclosure obligation that would not be in the best interest of Plexus's shareholders or if Plexus considers it necessary for the registration statement to be amended, such shareholder shall suspend sales until Plexus advises him that such disclosure has been made or is no longer required, or the registration statement has been amended, as the case may be. Plexus shall promptly notify the shareholder of any event, and use its reasonable best efforts to minimize any such postponement or suspension.

        3.21 Additional Board Actions. SeaMED's Board of Directors shall, on or before the Closing Date, take all such actions, conditioned upon the occurrence of the Closing, necessary to redeem all outstanding rights of any holders of SeaMED Rights and to suspend operation of the Employee Stock Purchase Plan, and, if necessary, to ensure approval of the Merger under appropriate sections of WBCA (including without limitation WBCA 23B.19.040).

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SEAMED

        SeaMED hereby represents and warrants to Plexus and Acquisition that, except as set forth in the relevant section of the Disclosure Schedule:

        4.1     Organization; Business.

                (a) Organization. SeaMED is a corporation duly and validly organized and existing under the Laws of its jurisdiction of incorporation. SeaMED is qualified to do business as a foreign corporation and is in good standing in all other jurisdictions where the ownership or leasing of property or the conduct of its business requires qualification as a foreign corporation by it, except where the failure to so qualify would not have a SeaMED Material Adverse Effect.

                (b) Corporate Power and Authority. SeaMED has: (a) full corporate power and authority necessary to carry on its business as it is now conducted and to own, lease and operate its assets and properties; and (b) all material franchises, permits, licenses, approvals, authorizations and registrations necessary to carry on its business as it is now conducted and to own, lease and operate its assets and properties, except where the absence of any such franchises, permits, licenses, approvals, authorizations or registrations would not have a SeaMED Material Adverse Effect.

        4.2     Capitalization.

                (a) Capitalization of SeaMED. The entire authorized capital stock of SeaMED consists of: (i) 10,000,000 shares of Common Stock, no par value, of which 5,564,463 shares were issued or outstanding on March 15, 1999; and (ii) 5,000,000 shares of Preferred Stock, $.01 par value, none of which are issued or outstanding.

                (b) Outstanding Capital Stock; No Subsidiary. All of the outstanding capital stock of SeaMED is duly authorized, validly issued, fully paid and nonassessable. At March 8,

1999, there were options to purchase 520,269 shares outstanding under the SeaMED Option Plans. Except for such options, rights under the Employee Stock Purchase Plan and the SeaMED Rights, there are no options, warrants, conversion rights or other rights to subscribe for or purchase, or other contracts with respect to, any capital stock of SeaMED. SeaMED has no Subsidiaries.

        4.3 Authorization; Enforceability. The execution, delivery and performance of this Agreement by SeaMED and all of the documents and instruments required by this Agreement to be executed and delivered by SeaMED are within the corporate power of SeaMED and: (a) have been duly authorized by the Board of Directors of SeaMED; and (b) upon the approval of the SeaMED Shareholders, shall be duly authorized by all necessary corporate action by SeaMED. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by SeaMED will be, when executed and delivered by SeaMED, the valid and binding obligations of SeaMED, enforceable against SeaMED in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

        4.4 No Violation or Conflict. Subject to the receipt of the approvals and consents described in Section 8.7 of this Agreement or as set forth in the Disclosure Schedule, the execution, delivery and performance of this Agreement by SeaMED do not and will not conflict with or violate: (a) any Law or the Articles of Incorporation or Bylaws of SeaMED; or (b) any Existing Contract, except where such conflict or violation would not have a SeaMED Material Adverse Effect.

        4.5 Title to Assets. SeaMED owns good and valid title to the assets and properties which it owns or purports to own, free and clear of any and all Liens affecting material assets and properties of SeaMED, except those Liens identified in the SeaMED SEC Reports or on the Disclosure Schedule as "Existing Liens" and Liens for taxes not yet due and payable and such other Liens or minor imperfections of title, if any, which do not materially detract from the value or interfere with the present use of the affected asset or which individually or in the aggregate would not have a SeaMED Material Adverse Effect. As used in this Agreement, the term "Lien" shall mean, with respect to any asset: (a) any mortgage, pledge, lien, covenant, lease or security interest; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset. SeaMED does not own, and has never owned, any fee title to real property.

        4.6 Litigation. Except for the litigation identified in the SeaMED SEC Reports or on the Disclosure Schedule as "Existing Litigation": (a) there is no litigation, arbitration, proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of SeaMED, proposed or threatened, or resolved since November 1, 1996, against or relating to SeaMED involving, in each case, (i) an amount in excess of $50,000 or (ii) involving product liability claims, whether or not insured; (b) there are no actions, suits or proceedings pending or, to the Knowledge of SeaMED, proposed or threatened, against SeaMED by any Person which question the legality, validity or propriety of the transactions contemplated by this Agreement.

        4.7     SeaMED SEC Reports and Books and Records.

                (a) Definition. As used in this Agreement, "SeaMED SEC Reports" shall mean all reports, registration statements, definitive proxy statements, prospectuses and amendments thereto filed by SeaMED with the SEC since November 17, 1996 or filed by SeaMED with the SEC after the date of this Agreement and prior to the Effective Time of Merger.

                (b) SeaMED SEC Reports. The SeaMED SEC Reports: (i) complied or will comply, as the case may be, in all material respects with the then applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC issued thereunder; and (ii) did not or will not, as the case may be, contain as of their respective filing dates any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                (c) Financial Statements. The audited financial statements and unaudited quarterly financial statements of SeaMED included in the SeaMED SEC Reports have been or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to unaudited quarterly statements as permitted by Form 10-Q of the SEC) and fairly present the financial position of SeaMED as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited quarterly financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

        4.8 Absence of Certain Changes. Except as set forth in the Disclosure Schedule or in the SeaMED SEC Reports, since June 30, 1998 there has not been any:

                (a)     SeaMED Material Adverse Effect;

                (b) transactions by SeaMED outside the ordinary course of business, except for the transactions contemplated by this Agreement; or

                (c) declaration or payment or setting aside the payment of any dividend or any distribution in respect of the capital stock of SeaMED (except for regular quarterly cash dividends on outstanding shares of SeaMED Common Stock which have been publicly announced by SeaMED) or any direct or indirect redemption, purchase or other acquisition of any such stock by SeaMED.

        4.9 Existing Contracts. The contracts identified on the Disclosure Schedule by reference to this section or which are exhibits to the SeaMED SEC Reports ("Existing Contracts") are the only contracts to which SeaMED is a party or by which SeaMED is bound and which constitute:

                (a) to the Knowledge of SeaMED, a lease of, or agreement to purchase or sell, any capital assets involving an amount in excess of $500,000;

                (b)     any union labor contracts;

                (c) any management or employment contract which: (i) is in writing; or (ii) creates other than an at-will employment relationship;

                (d) any agreements or notes evidencing any Indebtedness; as used in this Agreement, the term "Indebtedness" shall mean any liability or obligation of SeaMED, whether primary or secondary or absolute or contingent:
(i) for borrowed money; or (ii) evidenced by notes, bonds, debentures or similar instruments; or (iii) secured by Liens on any assets of SeaMED.

                (e) an agreement by SeaMED which currently restricts its ability to compete in any business or in any geographical area;

                (f) an agreement restricting the right of SeaMED to use or disclose any information in its possession, other than confidentiality agreements relating to (i) potential acquisitions by SeaMED and (ii) engineering and manufacturing contracts or proposals therefor entered into in the ordinary course of business;

                (g) any written agreement with any Affiliate involving payments in excess of $100,000, or any indebtedness of any officer or director of SeaMED to SeaMED (other than advances to employees for employment-related expenses in the ordinary course of SeaMED's business);

                (h) any lease of real estate, or buildings or portions thereof;

                (i)     to the Knowledge of SeaMED, any other agreement which:
(i) involves an amount in excess of $500,000, other than engineering and manufacturing contracts or purchase contracts with suppliers entered into in the ordinary course of business; or (ii) that is not in the ordinary course of business; or

                (j) guaranties or indemnities (other than engineering and manufacturing agreements entered into in the ordinary course of business or other agreements disclosed in the SeaMED SEC Reports).

        4.10 Performance of Existing Contracts. SeaMED is not in breach of any term, covenant or condition of its Existing Contracts, except for breaches that (i) are subject to a cure period and such cure period has not expired; and
(ii) individually or in the aggregate would not have a SeaMED Material Adverse Effect. Each of the Existing Contracts is in full force and effect and constitutes the legal and binding obligation of SeaMED and, to the Knowledge of SeaMED, constitutes the legal and binding obligation of the other parties thereto.

        4.11 Insurance Policies. SeaMED currently maintains valid insurance as disclosed to Plexus. No property damage, personal injury or liability claims have been made, or are pending, against SeaMED that are not covered by insurance (except for any deductible amounts imposed by such insurance policies). Within the past two (2) years, no insurance company has canceled any insurance (of any type) maintained by SeaMED.

        4.12    Employee Benefit Plans.

                (a) Definition. As used in this Agreement, the term "Employee Benefit Plans" shall mean any pension plan, profit sharing plan, bonus plan, incentive compensation plan, stock ownership plan, stock purchase plan, stock option plan, stock appreciation plan, employee welfare plan, retirement plan, deferred compensation plan, fringe benefit program, insurance plan, severance plan, disability plan, health care plan, sick leave plan, death benefit plan, defined contribution plan, or any other plan or program to provide retirement income, fringe benefits or other benefits to former or current employees of SeaMED.

                (b) Existing Plans. Except for the Employee Benefit Plans of SeaMED identified on the Disclosure Schedule or filed as exhibits to the SeaMED SEC Reports (the "Existing Plans"), SeaMED does not maintain, nor is it bound by, any Employee Benefit Plan. All of the Existing Plans are, to the extent applicable, in compliance in all material respects with ERISA, the Code and all other applicable Laws. All of the Existing Plans which are intended to meet the requirements of Section 401(a) or 403(a) of the Code have been determined to be "qualified" within the meaning of the Code, and, to the Knowledge of SeaMED, there are no facts which would adversely affect the qualified status of any of such Existing Plans. Each Existing Plan has been administered in all material respects in accordance with its terms and is in compliance in all material respects with all applicable Laws. Any Employee Benefit Plan that is not an Existing Plan that has been terminated was done so in compliance in all material respects with all applicable Laws, and, to the Knowledge of SeaMED, there is no basis for further liability or obligation of SeaMED pursuant to any past Employee Benefit Plan.

                (c) Certain Matters. None of the Existing Plans is subject to either Title IV of ERISA or Section 412 of the Code.

                (d) Prohibited Transactions; Reportable Events. To the Knowledge of SeaMED, no prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA or reportable event as described in
Section 4043 of ERISA has occurred with respect to any of the Existing Plans.

                (e) Multiemployer Plans. SeaMED is not contributing to, nor has SeaMED contributed to since September 2, 1974, any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

                (f) Claims. There are no pending, or to the Knowledge of SeaMED, threatened claims with respect to any of the Existing Plans, other than claims for benefits arising in the ordinary course of business.

                (g) Welfare Benefits. Except as set forth on the Disclosure Schedule, neither SeaMED nor any Existing Plan provides or has any obligation to provide (or contribute to the cost of) post-retirement (or post-termination of service) welfare benefits with respect to current or former employees of SeaMED, including without limitation post-retirement medical, dental, life insurance, severance or any similar benefit, whether provided on an insured or self-insured basis.

                (h) Welfare Plans. Except as otherwise provided in this Agreement, each Existing Plan that is an "employee welfare benefit plan" as defined in ERISA may be amended or terminated at any time after the Effective Time of Merger without liability to SeaMED.

                (i) COBRA. With respect to each Existing Plan, to the Knowledge of SeaMED, SeaMED has complied in all material respects with the applicable health care continuation and notice provisions of the Consolidation Omnibus Budget Reconciliation Act of 1985 and the proposed regulations thereunder, and the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder.

                (j) The Merger. The Merger and the consummation of the transactions contemplated by this Agreement will not entitle any current or former employee of SeaMED to severance benefits or any other payment, except as set forth in the Disclosure Schedule, or accelerate the time of paying or vesting, or increase the amount of compensation due any such employee.

                (k) Copies. Correct and complete copies of all Existing Plans, together with recent summary plan descriptions, have been delivered by SeaMED to Plexus.

        4.13 No Violation of Law. To the Knowledge of SeaMED, neither SeaMED nor any of the assets of SeaMED violate or conflict in any material respect with any Law. Without limitation, to the Knowledge of SeaMED, SeaMED is in compliance with all applicable rules, requirements and permits of the federal Food and Drug Administration, and other federal agencies with respect to the design and manufacture of medical devices and products, except such as would not have a SeaMED Material Adverse Effect. All materials permits or other governmental authorizations maintained or required to be maintained for the conduct of SeaMED's business are set forth in the Disclosure Schedule.

        4.14 Brokers. Except for fees to US Bancorp Piper Jaffray Inc., SeaMED has not incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement.

        4.15    Taxes.

                (a) Tax Returns. SeaMED has timely and properly filed all federal, state, local and foreign tax returns (including but not limited to income, business, franchise, sales, payroll, employee withholding and social security and unemployment) which were required to be filed. SeaMED has paid or made adequate provision, in reserves reflected in its financial statements included in the SeaMED SEC Reports in accordance with generally accepted accounting principles, for the payment of all taxes (including interest and penalties) and withholding amounts owed by it or assessable against it. No material tax deficiencies have been proposed or assessed against SeaMED. Except as disclosed in the Disclosure Schedule, there have been no tax audits of SeaMED and there have been no adjustments in respect of the income of or taxes payable by SeaMED or in respect of the withholding effected by SeaMED.

                (b) Extensions. SeaMED has not consented to any extension of the statute of limitation with respect to any open tax returns.

                (c) Tax Liens. There are no tax Liens upon any property or assets of SeaMED except for Liens for current taxes not yet due and payable.

                (d) Delivery of Tax Returns. SeaMED has made available, and will deliver upon request, to Plexus correct and complete copies of all tax returns and reports of SeaMED filed for all periods not barred by the applicable statute of limitations. No examination or audit of any tax return or report for any period not barred by the applicable statute of limitations has occurred, no such examination is in progress and, to the Knowledge of SeaMED, no such examination or audit is planned.

                (e) Employment Taxes. SeaMED has properly withheld and timely paid all withholding and employment taxes which it was required to withhold and pay relating to salaries, compensation and other amounts heretofore paid to its employees or other Persons. All Forms W-2 and 1099 required to be filed with respect thereto have been timely and properly filed.

                (f) Tax Sharing Agreements. SeaMED is not a party to any agreement relating to allocating or sharing any taxes.

                (g) Excess Parachute Payments. SeaMED is not a party to any contract that could result, on account of the Merger, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                (h) Liabilities of Other Persons. SeaMED has no liability for taxes of any kind of any Person other than SeaMED under any contract or under Treasury Regulations Section 1.1502-6 (or any similar provision of Law) as a transferee or successor or otherwise.

        4.16 Governmental Approvals. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this

Agreement by SeaMED and the consummation of the Merger, except for: (a) the approvals described in Section 8.7 of this Agreement; and (b) the filing of the Articles of Merger as described in this Agreement.

        4.17 No Pending Other Transactions. Except for this Agreement, SeaMED is not a party to or bound by any agreement, undertaking or commitment with respect to an Other Transaction.

        4.18    Labor Matters.

                (a) Employee Claims. Except as set forth in the Disclosure Schedule, there are no pending and unresolved material claims by any Person against SeaMED arising out of any statute, ordinance or regulation relating to discrimination against employees or employee practices or occupational or safety and health standards. There is no pending or, to the Knowledge of SeaMED, threatened, labor dispute, strike or work stoppage.

                (b) NLRB Matters. There is not now pending or, to the Knowledge of SeaMED, threatened, any material charge or complaint against SeaMED by or before the National Labor Relations Board or any representative thereof, or any comparable state agency or authority. To the Knowledge of SeaMED, no union organizing activities are in process or contemplated and no petitions have been filed for union organization or representation of employees of SeaMED not presently organized, and to the Knowledge of SeaMED, SeaMED has not committed any unfair labor practices which have not heretofore been corrected and fully remedied.

        4.19 Disclosure. No statement of fact by SeaMED contained in this Agreement or in the Disclosure Schedule contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained, in the light of the circumstances under which they were made, not misleading as of the date to which it speaks.

        4.20 Information Supplied. None of the information supplied or to be supplied by SeaMED for inclusion or incorporation by reference in: (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and (b) the Proxy Statement will, at the date mailed to the SeaMED Shareholders and at the time of the SeaMED Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

        4.21 Vote Required. The affirmative vote of the holders of two-thirds of the outstanding shares of SeaMED Common Stock is the only vote of the holders of any class or series of capital stock or other securities of SeaMED entitled to vote necessary to approve the Merger, this Agreement and the transactions contemplated by this Agreement.

        4.22 Accounting Matters. Neither SeaMED nor, to the Knowledge of SeaMED, any of the Affiliates of SeaMED, has taken or agreed to take or will take any action that would prevent the Merger being accounted for as a pooling of interests for financial accounting purposes in accordance with generally accepted accounting principles and the rules, regulations and interpretations of the SEC.

        4.23 Opinion of Financial Advisor. SeaMED has received a written opinion of US Bancorp Piper Jaffray Inc., dated the date of this Agreement, to the effect that the consideration to be received by the SeaMED Shareholders in the Merger is fair to such SeaMED Shareholders from a financial point of view, and SeaMED will promptly deliver a copy of such opinion to Plexus.

        4.24    Environmental Protection.

                (a)     Definitions. As used in this Agreement:

                        (i) "Environmental Claim" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (A) the presence, or release into the environment, of any Environmental Hazardous Materials at any location, whether or not owned by SeaMED; or (B) circumstances forming the basis of any violation or alleged violation, of any Environmental Law; or (C) any and all claims by any Person seeking damages, contribution, indemnification, cost, recovery, compensation or injunctive relief resulting from the presence or Environmental Release of any Environmental Hazardous Materials.

                        (ii)    "Environmental Hazardous Materials" shall mean:
(A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs) and radon gas, in such forms and at such concentrations as are regulated by an Environmental Law; and (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, in such forms and at such concentrations as are regulated by any Environmental Law; and (C) any other chemical, material, substance or waste, in such forms and at such concentrations that exposure to them is now prohibited, limited or regulated by any governmental authority under Environmental Laws.

                        (iii) "Environmental Laws" shall mean all federal, state or local statute, Law, rules, ordinances, codes, rules of common law and regulations governing pollution or protecting human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), as may include, without limitation, Laws and regulations governing Environmental Releases or threatened Environmental Releases of Environmental Hazardous Materials, and as may include any Laws or regulations otherwise governing the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Environmental Hazardous Materials.

                        (iv) "Environmental Release" shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water or groundwater which would form the basis of liability under an Environmental Claim.

                (b) Compliance With Laws. Except as set forth in the Disclosure Schedule or in the SeaMED SEC Reports, SeaMED: (i) is in compliance in all material respects with all applicable Environmental Laws and laws regulating the storage and disposal of biomedical waste; and (ii) has not received within the past ten (10) years any written communication from a governmental authority that alleges that it is not in compliance with applicable Environmental Laws and laws regulating the storage and disposal of biomedical waste.

                (c) Environmental Permits. Except as set forth in the Disclosure Schedule or in the SeaMED SEC Reports, SeaMED has obtained all material environmental, health and safety permits and governmental authorizations necessary for its operations under Environmental Laws (collectively, the "Environmental Permits"), and all such Environmental Permits are in good standing and it is in material compliance with all terms and conditions of the Environmental Permits.

                (d) Environmental Claims. Except as set forth in the Disclosure Schedule or in the SeaMED SEC Reports, there is no Environmental Claim pending or, to the Knowledge of SeaMED, threatened, against SeaMED or against any Person whose liability for any Environmental Claim SeaMED has or may have retained or assumed either contractually or, to the Knowledge of SeaMED, by operation of Law, or against any real or personal property or operations which SeaMED owns, leases or manages.

                (e) Environmental Hazardous Materials. Except as set forth in the Disclosure Schedule or in the SeaMED SEC Reports, to the Knowledge of SeaMED, there have been no Environmental Releases of any Environmental Hazardous Material that were in violation of any Environmental Laws, or that were required to be reported under Environmental Laws, by SeaMED or by any Person on real property owned, leased or operated by SeaMED during the time while SeaMED owned, leased or operated such real property.

                (f) Owned Properties. Except as set forth in the Disclosure Schedule or in the SeaMED SEC Reports, to the Knowledge of SeaMED, no real property at any time owned, operated, used or controlled by SeaMED is currently listed on the National Priorities List promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or on any comparable state list, and SeaMED has not received any written notice from any Person of potential or actual liability or a request for information from any Person under or relating to CERCLA or any comparable state or local Environmental Law.

                (g) Off-Site Properties. To the Knowledge of SeaMED, no off-site location at which SeaMED has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any comparable state list and SeaMED has not received within the past ten (10) years any written notice from any Person with respect to any off-site location, of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable state or local Environmental Law.

        4.25 Year 2000 Compliance. All of the material internal computer hardware and software systems of SeaMED as of the date of this Agreement (including, without limitation, those related to their facilities, equipment manufacturing processes, quality control activities, accounting and bookkeeping records and record keeping activities, and excluding in all cases any and all external hardware and software systems, including, without limitation, software developed by SeaMED or third parties for use in products produced by SeaMED for its customers) are presently or will be prior to December 31, 1999 Year 2000 Compliant.

        4.26 Customers. Since June 30, 1998, SeaMED has not experienced any loss of customer relations with any customers which, individually or in the aggregate, represented more than five percent (5%) of SeaMED's net sales in its fiscal year ended June 30, 1998, nor has SeaMED received any notice from any such customers of their intent to terminate their business with SeaMED.

        4.27 Software Licenses. SeaMED is not a party to any software license agreement material to its business other than those disclosed on the Disclosure Schedule or that are commercially available under a "shrink wrap" license upon payment of an applicable fee.

        4.28 Additional Board Approvals. SeaMED's Board of Directors has approved the Merger as a "Permitted Offer" under SeaMED's Rights Plan and for purposes of WBCA 23B.19.040.

                                    ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF
                             PLEXUS AND ACQUISITION

        Plexus and Acquisition hereby represent and warrant to SeaMED that:

        5.1     Organization.

                (a) Organization. Each of the Plexus Companies and Acquisition is a corporation duly and validly organized and existing under the Laws of its respective jurisdiction of incorporation and is qualified to do business as a foreign corporation and is in good standing in all other jurisdictions where the ownership or leasing of property or the conduct of its business requires qualification as a foreign corporation, except where the failure to so qualify would not have a Plexus Material Adverse Effect.

                (b) Corporate Power and Authority. Each of the Plexus Companies and Acquisition has: (a) full corporate power and authority necessary to carry on its business as it is now conducted and to own, lease and operate its assets and properties; and (b) all material franchises, permits, licenses, approvals, authorizations and registrations necessary to carry on its business as it is now conducted and to own, lease and operate its assets and properties, except where the absence of any such franchises, permits, licenses, approvals, authorizations or registrations would not have a Plexus Material Adverse Effect.

        5.2     Capitalization.

                (a) Capitalization of Plexus. The entire authorized capital stock of Plexus consists of: (i) 60,000,000 shares of Common Stock, $.01 par value, of which 15,147,572 shares were issued or outstanding on March 4, 1999; and (ii) 5,000,000 shares of Preferred Stock, $.01 par value, none of which are issued or outstanding. The Plexus Company has issued, in tandem with each share of Plexus Common Stock, Preferred Stock Purchase Rights, as described in Plexus's Current Report on Form 8-K dated as of August 13, 1998.

                (b) Outstanding Capital Stock. All of the outstanding shares of Plexus Common Stock are, and the shares of Plexus Common Stock to be issued pursuant to this Agreement will be when issued: (i) duly authorized, validly issued and fully paid; and (ii) nonassessable, except as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, which provides that shareholders of Wisconsin corporations may be assessable for certain unpaid claims for services by employees.

        5.3 Authorization; Enforceability. The execution, delivery and performance of this Agreement by Plexus and Acquisition and all of the documents and instruments required by this Agreement to be executed and delivered by Plexus and Acquisition are within the corporate power of Plexus and Acquisition and: (a) have been duly authorized by the Boards of Directors of Plexus and Acquisition; and (b) have been duly authorized by all necessary corporate action by Plexus and Acquisition. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by Plexus and Acquisition will be, when executed and delivered by Plexus and Acquisition, the valid and binding obligations of Plexus and Acquisition, enforceable against Plexus and Acquisition in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

        5.4 No Violation or Conflict. Subject to the receipt of the approvals and consents described in Section 7.7 of this Agreement, the execution, delivery and performance of this Agreement by Plexus and Acquisition do not and will not conflict with or violate: (a) any Law or the Articles of Incorporation or Bylaws of any of the Plexus Companies or the Articles of Incorporation or Bylaws of Acquisition; or (b) any material contract or agreement to which any of the Plexus Companies or Acquisition is a party or by which any of them is bound, except where such conflict or violation would not have a Plexus Material Adverse Effect.

        5.5 Litigation. (a) Except as disclosed in the Plexus SEC Reports filed prior to the date of this Agreement, there is no litigation, arbitration, proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of Plexus, proposed or threatened against or relating to any of the Plexus Companies which, if adversely determined against any of the Plexus Companies, individually or in the aggregate, would or would be reasonably likely to result in a Plexus Material Adverse Effect. (b) There are no actions, suits or proceedings pending or, to the Knowledge of Plexus, proposed or threatened, against any of the Plexus Companies by any Person which question the legality, validity or propriety of the transactions contemplated by this Agreement.

        5.6     Plexus SEC Reports.

                (a) Definition. As used in this Agreement, "Plexus SEC Reports" shall mean all reports, registration statements, definitive proxy statements, prospectuses and amendments thereto filed by Plexus with the SEC since October 1, 1995 or filed by Plexus with the SEC after the date of this Agreement and prior to the Effective Time of Merger.

                (b) Plexus SEC Reports. The Plexus SEC Reports: (i) complied or will comply, as the case may be, in all material respects with the then applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC issued thereunder; and (ii) did not or will not, as the case may be, contain as of their respective filing dates any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                (c) Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Plexus included in the Plexus SEC Reports have been or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the
SEC) and fairly present the consolidated financial position of the Plexus Companies as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

        5.7 Brokers. Except for fees to Needham & Company, Inc., neither Plexus nor Acquisition has incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement.

        5.8 Governmental Approvals. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Plexus and Acquisition and the consummation of the Merger, except for: (a) the approvals described in
Section 7.7 of this Agreement; and (b) the filing of the Articles of Merger as described in this Agreement.

        5.9 Disclosure. No statement of fact by Plexus or Acquisition contained in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein, in the light of the circumstances under which they were made, not misleading as of the date to which it speaks.

        5.10 Information Supplied. None of the information supplied or to be supplied by Plexus for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Proxy Statement will, at the date mailed to the SeaMED Shareholders and at the time of the SeaMED Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement, including the Proxy Statement insofar as it constitutes the prospectus of Plexus, will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

        5.11 Accounting Matters. Neither Plexus nor, to the Knowledge of Plexus, any of the Affiliates of Plexus, has taken or agreed to take or will take any action that would prevent the Merger being accounted for as a pooling of interests for financial accounting purposes in accordance with generally accepted accounting principles and the rules, regulations and interpretations of the SEC.

        5.12 Absence of Certain Changes. Since September 30, 1998, there has not been (i) any Plexus Material Adverse Effect or, (ii) prior to the execution hereof, transactions by Plexus or Plexus Companies outside the ordinary course of business, except for the transactions contemplated by this Agreement or as disclosed in Plexus SEC Reports.

        5.13 No Violation of Law. To the Knowledge of Plexus, neither Plexus, Plexus Companies nor any of their respective assets violate or conflict in any material respect with any Law. Without limitation, to the Knowledge of Plexus, Plexus and Plexus Companies whose business activities are subject to the rules, requirements and permits of the Federal Food and Drug Administration, and other federal agencies with respect to the design and manufacture of medical devices and products, are in compliance with all such applicable rules, requirements and permits, except such as would not have a Plexus Material Adverse Effect.

        5.14 Year 2000 Compliance. All of the material internal computer hardware and software systems of Plexus and Plexus Companies (including, without limitation, those related to their facilities, equipment manufacturing processes, quality control activities, accounting and bookkeeping records and record keeping activities, and excluding in all cases any and all external hardware and software systems, including, without limitation, software developed by Plexus or third parties for use in products produced by Plexus for its customers) are presently or will be prior to December 31, 1999 Year 2000 Compliant.

        5.15 Customers. Since September 30, 1998, Plexus has not experienced any loss of customer relations with any customers which, individually or in the aggregate, represented more than five percent (5%) of SeaMED's net sales in its fiscal year ended September 30, 1998, nor has Plexus received any notice from any such customers of their intent to terminate their business with Plexus.

                                   ARTICLE VI

                          CONDUCT OF BUSINESS BY SEAMED
                               PENDING THE MERGER

        Except with the written consent of Plexus (which consent may not be unreasonably withheld for all matters in this Article VI of this Agreement except for Sections 6.10 and 6.11), from and after the date of this Agreement and until the Effective Time of Merger, SeaMED shall:

        6.1 Carry on in Regular Course. Diligently carry on its business in the regular course and substantially in the same manner as heretofore and shall not make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or operation.

        6.2 Use of Assets. Use, operate, maintain and repair all of its assets and properties in a normal business manner.

        6.3 No Default. Not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any of the Existing Contracts.

        6.4 Employment Matters. Not: (a) except as described in the Disclosure Schedule or as consistent with its normal business practices consistent with past practice, grant any increase in the rate of pay of any of its employees, directors or officers; (b) except as otherwise provided in this Agreement, institute or amend any Employee Benefit Plan; or (c) except as described in the Disclosure Schedule, enter into or modify any written employment arrangement with any Person.

        6.5 Indebtedness. Not create, incur or assume any Indebtedness, except for Indebtedness incurred in the ordinary course of business by SeaMED consistent with past practice.

        6.6 Preservation of Relationships. Use reasonable best efforts to preserve its business organization intact, to retain the services of its present officers and key employees and to preserve the goodwill of suppliers, customers, creditors and others having business relationships with it.

        6.7 Compliance with Laws. Comply in all material respects with all applicable Laws.

        6.8 Taxes. Timely and properly file all federal, state, local and foreign tax returns which are required to be filed, and shall pay or make provision for the payment of all taxes owed by it.

        6.9     Amendments. Not amend its Articles of Incorporation or Bylaws.

        6.10    Dividends; Redemptions; Issuance of Stock. Not:

                (a) (i) issue any additional shares of stock of any class (including any shares of preferred stock) except for issuances of shares of SeaMED Common Stock upon the exercise of options outstanding on the date of this Agreement under the SeaMED Option Plans and purchases of SeaMED Common Stock under SeaMED's Employee Stock Purchase Plan, or (ii) grant any warrants, options or other rights to subscribe for or acquire any additional shares of stock of any class, except for options for up to 16,000 shares per quarter in the ordinary course of business consistent with prior practice, unless, after consultation with Plexus and their respective accounting firms, there is a reasonable likelihood that such option grants may adversely affect the ability of Plexus to account for the Merger using the pooling of interest accounting method.

                (b) declare or pay any dividend or make any capital or surplus distributions of any nature; or

                (c) directly or indirectly redeem purchase or otherwise acquire, recapitalize or reclassify any of its capital stock or liquidate in whole or in part.

        6.11 No Dispositions or Acquisitions. Not: (a) sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets, except in the ordinary course of business consistent with past practice; or (b) acquire, or publicly propose to acquire or agree to acquire, by merger or consolidation with, or by purchase or otherwise, an equity interest in, or all or any portion of the assets of, any Person.

                                   ARTICLE VII

                     CONDITIONS PRECEDENT TO THE OBLIGATIONS
                            OF PLEXUS AND ACQUISITION

        Each and every obligation of Plexus and Acquisition to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

        7.1 Compliance with Agreement. SeaMED shall have performed and complied: (a) in all respects with all of its obligations under Sections 6.10 and 6.11 this Agreement which are to be performed or complied with by it prior to or on the Closing Date; and (b) in all respects with all of its other obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date, except where the failure to perform or comply, individually or in the aggregate, would not or would not be reasonably likely to result in a SeaMED Material Adverse Effect.

        7.2 No Litigation. No suit, action or other proceeding shall be pending before any court in which the consummation of the transactions contemplated by this Agreement is restrained or enjoined.

        7.3 Representations and Warranties of SeaMED The representations and warranties made by SeaMED in this Agreement, as modified by the Disclosure Schedule as of the date of this Agreement, shall be true and correct in all respects when made and as of the Closing Date with the same force and effect as though said representations and warranties had been made on the Closing Date, except where the effect of any breaches of the representations and warranties of SeaMED made in this Agreement, individually or in the aggregate, would not or would not be reasonably likely to result in a SeaMED Material Adverse Effect.

        7.4 No SeaMED Material Adverse Effect. During the period from the date of this Agreement to the Closing Date there shall not have occurred, and be continuing on the Closing Date, any SeaMED Material Adverse Effect.

        7.5 Approval of SeaMED Shareholders; Articles of Merger. This Agreement, the Merger and the transactions contemplated by this Agreement shall have received the requisite approval and authorization of the SeaMED Shareholders. The Articles of Merger shall have been executed and delivered by SeaMED.

        7.6 Closing Certificate. SeaMED shall have delivered to Plexus a certificate signed on behalf of SeaMED by the Chief Executive Officer and Chief Financial Officer of SeaMED, dated the Closing Date, to the effect that, to the best of such officers' knowledge, the conditions set forth in Sections 7.1 and
7.3 of this Agreement have been satisfied.

        7.7     Governmental Approvals.

                (a) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings to effect a stop order. The Plexus Common Stock issuable pursuant to the Merger shall have been registered or shall be exempt from registration or qualification under applicable state "blue sky" or securities Laws.

                (b) HSR Act. All necessary requirements of the HSR Act shall have been complied with and any "waiting periods" applicable to the Merger and to the transactions described in this Agreement which are imposed by the HSR Act shall have expired prior to the Closing Date or shall have been terminated by the appropriate agency.

        7.8 Accountant Letter. Plexus shall have received a copy of a letter from Ernst & Young LLP, which shall be in form and substance reasonably satisfactory to Plexus and shall contain information concerning the financial condition of SeaMED, dated the Closing Date, similar to the letter described in
Section 3.10 of this Agreement.

        7.9 Pooling Opinion. Plexus shall have received an opinion from PricewaterhouseCoopers LLP to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with this Agreement, and such related opinions from Ernst & Young, LLP as may be required in connection therewith.

        7.10 Affiliate Letters. Plexus shall have received an Affiliate Letter from each Person who is an Affiliate of either Plexus or SeaMED.

        7.11 Plexus Stock Value. The Plexus Stock Value shall equal or exceed $27.00.

        7.12 Employment Agreements. Each of W. Robert Berg, Donald Rich, Edgar F. Rampy, Erik Hagstrom and Marcia Page shall have executed and delivered an Employment Agreement in the form of Exhibit C to this Agreement.

        7.13 SeaMED Rights and Approval. SeaMED and its Board of Directors shall have taken all action necessary to (i) redeem, conditioned upon the occurrence of the Closing, all rights to acquire any SeaMED securities pursuant to the SeaMED Rights; and (ii) approve the Merger under applicable provisions of WBCA (including without limitation WBCA 23B.19.040).

        7.14 Dissenters. As of the Closing, shares of SeaMED Common Stock as to which dissenters' rights are perfected shall represent not more than seven and one-half percent (7 1/2%) of the voting power of all outstanding shares of SeaMED Common Stock.

        7.15 Consents. SeaMED and Plexus shall have obtained the consent of all parties to Existing Contracts (where required by the applicable contract) except where the failure to obtain such consent would not reasonably be expected to have, individually or in the aggregate, a SeaMED Material Adverse Effect.

                                  ARTICLE VIII

                           CONDITIONS PRECEDENT TO THE
                              OBLIGATIONS OF SEAMED

        Each and every obligation of SeaMED to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

        8.1 Compliance with Agreement. Plexus and Acquisition shall have performed and complied in all respects with all of their obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, except where the failure to perform or comply, individually or in the aggregate, would not or would not be reasonably likely to result in a Plexus Material Adverse Effect.

        8.2 No Litigation. No suit, action or other proceeding shall be pending before any court in which the consummation of the transactions contemplated by this Agreement is restrained or enjoined.

        8.3 Representations and Warranties of Plexus and Acquisition. The representations and warranties made by Plexus and Acquisition in this Agreement shall be true and correct in all respects when made and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, except where the effect of any breaches of the representations and warranties of Plexus and Acquisition made in this Agreement, individually or in the aggregate, would not or would not be reasonably likely to result in a Plexus Material Adverse Effect.

        8.4 No Plexus Material Adverse Effect. During the period from the date of this Agreement to the Closing Date there shall not have occurred, and be continuing on the Closing Date, any Plexus Material Adverse Effect.

        8.5 Approval of SeaMED Shareholders; Articles of Merger. This Agreement, the Merger and the other transactions contemplated by this Agreement shall have received the requisite approval and authorization of the SeaMED Shareholders. The Articles of Merger shall have been executed and delivered by Acquisition.

        8.6 Closing Certificate. Plexus shall have delivered to SeaMED a certificate signed on behalf of Plexus by the Chief Executive Officer and Chief Financial Officer of Plexus, dated the Closing Date, to the effect that, to the best of such officers' knowledge, the conditions set forth in Sections 8.1 and
8.3 of this Agreement have been satisfied.

        8.7     Governmental Approvals.

                (a) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings to effect a stop order. The Plexus Common Stock issuable pursuant to the Merger shall have been registered or shall be exempt from registration or qualification under applicable state "blue sky" or securities Laws.

                (b) HSR Act. All necessary requirements of the HSR Act shall have been complied with and any "waiting periods" applicable to the Merger and to the transactions described in this Agreement which are imposed by the HSR Act shall have expired prior to the Closing Date or shall have been terminated by the appropriate agency.

        8.8 Tax Opinion. SeaMED shall have received an opinion of Preston Gates & Ellis LLP, counsel to SeaMED, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Plexus, Acquisition and SeaMED will each be a party to that reorganization within the meaning of Section 368(b) of the Code, dated on or about the date that is two (2) business days prior to the date the Proxy Statement is first mailed to SeaMED Shareholders, and such opinion shall not have been withdrawn or modified in any material respect as of the Closing Date and the Effective Time of Merger. In rendering such opinion, such counsel may require and rely upon representations contained in certificates of SeaMED, Plexus and Acquisition.

        8.9 Accountant Letter. SeaMED shall have received a copy of a letter from PricewaterhouseCoopers LLP, which shall be in form and substance reasonably satisfactory to SeaMED and shall contain information concerning the financial condition of Plexus, dated the Closing Date, similar to the letter described in
Section 3.11 of this Agreement.


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
        8.10 Plexus Stock Value. The Plexus Stock Value shall equal or exceed $27.00.

                                   ARTICLE IX

                           TERMINATION; MISCELLANEOUS

        9.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing (whether before or after approval of this Agreement by the SeaMED Shareholders), as follows:

                (a) by mutual written agreement of Plexus and SeaMED, duly authorized by the Boards of Directors of Plexus and SeaMED;

                (b) by either Plexus or SeaMED by written notice to the other party if: (i) any court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable; or (ii) if the Effective Time of Merger has not occurred on or before October 31, 1999, provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) of this Agreement shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time of Merger to occur on or before that date;

                (c) by Plexus by written notice to SeaMED if: (i) there exists one or more breaches of the representations and warranties of SeaMED made in this Agreement as of the date of this Agreement (as modified by the Disclosure Schedule as of the date of this Agreement, but prior to any amendment of the Disclosure Schedule after the date of this Agreement) which breaches, individually or in the aggregate, would or would be reasonably likely to result in a SeaMED Material Adverse Effect and such breaches shall not have been remedied within twenty (20) calendar days after receipt by SeaMED of written notice from Plexus specifying the nature of such breaches and requesting that they be remedied; (ii) SeaMED shall have failed to perform and comply in all respects with its agreements and covenants contained in Sections 6.10 and 6.11 of this Agreement; (iii) SeaMED shall have failed to perform and comply in all respects with all of its other agreements and covenants contained in this Agreement and such failures to perform or comply, individually or in the aggregate, would or would be reasonably likely to result in a SeaMED Material Adverse Effect and such failures to perform or comply shall not have been remedied within twenty (20) calendar days after receipt by SeaMED of written notice from Plexus specifying the nature of such failures to perform or comply and requesting that they be remedied; (iv) SeaMED shall have convened the SeaMED Special Meeting to vote upon the Merger and the transactions described in this Agreement and such vote does not receive the requisite vote of the SeaMED Shareholders for such proposal; (v) the Board of Directors of SeaMED or any committee thereof: (A) shall withdraw or modify in any manner adverse to Plexus its approval or recommendation of this Agreement or the Merger, (B) shall fail to reaffirm such approval or recommendation upon the reasonable request of Plexus, or (C) shall approve or recommend any Other Transaction; (vi) SeaMED or any of the other persons or entities described in Section 3.9.3 shall take any of the actions that would be proscribed by Section 3.9.3; (vii) SeaMED shall have agreed to an Other Transaction or a Takeover Proposal; or (viii)

SeaMED shall have terminated the Rights Agreement, redeemed the SeaMED Rights (except as otherwise required by this Agreement) or approved any Other Proposal as a permitted offer under the Rights Agreement; and

                (d) by SeaMED by written notice to Plexus if: (i) there exists one or more breaches of the representations and warranties of Plexus made in this Agreement as of the date of this Agreement which breaches, individually or in the aggregate, would or would be reasonably likely to result in a Plexus Material Adverse Effect and such breaches shall not have been remedied within twenty (20) calendar days after receipt by Plexus of written notice from SeaMED specifying the nature of such breaches and requesting that they be remedied;
(ii) Plexus shall have failed to perform and comply in all respects with all of its agreements and covenants contained in this Agreement and such failures to perform or comply, individually or in the aggregate, would or would be reasonably likely to result in a Plexus Material Adverse Effect and such failures to perform or comply shall not have been remedied within twenty (20) calendar days after receipt by Plexus of written notice from SeaMED specifying the nature of such failures to perform or comply and requesting that they be remedied; (iii) SeaMED shall have convened the SeaMED Special Meeting to vote upon the Merger and the transactions described in this Agreement and such vote does not receive the requisite vote of the SeaMED Shareholders for such proposal; or (iv) pursuant to Section 3.9(d) of this Agreement;

        9.2 Rights on Termination; Waiver. If this Agreement is terminated pursuant to Section 9.1 of this Agreement, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of any party (including its directors, officers, employees, agents, legal, accounting or financial advisors or other representatives) to the others, provided that: (a) the obligations of Plexus and Acquisition contained in Sections 3.4(c), 9.2 and 9.5 of this Agreement shall survive any such termination; (b) the obligations of SeaMED contained in Sections 3.4(c), 3.9(e),
9.2 and 9.5 of this Agreement shall survive any such termination; and (c) except as provided in Section 3.9(e), each party to this Agreement shall retain any and all remedies which it may have for breach of contract provided by Law based on another party's willful failure to comply with the terms of this Agreement. If any of the conditions set forth in Article VII of this Agreement have not been satisfied, Plexus may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement and if any of the conditions set forth in Article VIII of this Agreement have not been satisfied, SeaMED may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement. Any such election to proceed shall be evidenced by a certificate signed on behalf of the waiving party by an officer of that party.

        9.3 Survival of Representations, Warranties and Covenants. All representations, warranties and covenants of the parties contained in this Agreement (other than the covenants contained in Sections 2.8, 2.9, 2.12, 3.14, 3.17, 3.18, 3.19, 3.20, 9.3, 9.6, 9.12 and 9.14 of this Agreement) or made pursuant to this Agreement shall terminate and be of no further force and effect at the Effective Time of Merger and none of the parties shall have any liability or obligation with respect thereto.

        9.4 Entire Agreement; Amendment. This Agreement and the documents referred to in this Agreement and required to be delivered pursuant to this Agreement constitute the entire agreement among the parties pertaining to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, other than the Confidentiality Agreement, and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement and in the Confidentiality Agreement. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR IN THE CONFIDENTIALITY AGREEMENT, NO PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER PARTIES OR TO THE REPRESENTATIVES OF THE OTHER PARTIES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. This Agreement may be amended by the parties at any time before or after approval of this Agreement by the SeaMED Shareholders, except that after such approval, no amendment shall be made without the further approval of the SeaMED Shareholders if any such amendment:
(a) reduces the Exchange Rate; or (b) materially adversely affects the rights of the SeaMED Shareholders. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by Plexus, SeaMED and Acquisition. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

        9.5 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, except that: (a) Plexus shall pay the filing fee relating to the filing required by the HSR Act; and (b) those expenses incurred in connection with printing the Proxy Statement and Registration Statement, as well as the filing fee relating thereto, shall be shared equally by SeaMED, on the one hand, and Plexus, on the other hand.

        9.6 Governing Law. This Agreement shall be construed and interpreted according to the Laws of the State of Wisconsin, except to the extent that the WBCA applies to procedures for effecting the Merger or to actions taken or required to be taken by SeaMED's Board of Directors or shareholders.

        9.7 Assignment. Prior to the Effective Time of Merger, this Agreement shall not be assigned by any party to this Agreement except with the prior written consent of the other parties to this Agreement.

        9.8 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to an officer of a party by personal delivery or telephonic facsimile transmission

(receipt electronically confirmed) or when deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section of a change of address:

        If to Plexus or Acquisition:          Plexus Corp.
                                              Attention:  Joseph D. Kaufman
                                              55 Jewelers Park Drive
                                              P.O. Box 156
                                              Neenah WI 54956
                                              Fax No.:  920/751-3234

        with a copy to:                       Quarles & Brady LLP
                                              Attention:  Kenneth V. Hallett
                                              411 E. Wisconsin Avenue
                                              Milwaukee, WI  53202-4497
                                              Fax No:  414/271-3552

        If to SeaMED:                         SeaMED Corporation
                                              Attention:        W. Robert Berg
                                              14500 NE 87th Street
                                              Redmond, WA 98052
                                              Fax No:  425/867-0622

        with a copy to:                       Preston Gates & Ellis LLP
                                              Attention:  Mark R. Beatty
                                              701 Fifth Avenue, Suite 5000
                                              Seattle, WA 98104-7011
                                              Fax No:  206/623-7022

        9.9 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

        9.10 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders. The language used in this Agreement shall be deemed to be language chosen by the parties to this Agreement to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises concerning the language of this Agreement, this Agreement shall be construed as if drafted jointly by the parties to this Agreement and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

        9.11 Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby unless such invalidity materially impairs the ability of the parties to consummate the transactions contemplated by this Agreement.

        9.12 No Reliance. Except for the parties to this Agreement, any assignees permitted by Section 9.7 of this Agreement and as described in Section
3.14 and Section 3.20 of this Agreement: (a) no Person is entitled to rely on any of the representations, warranties and agreements of the parties contained in this Agreement; and (b) the parties assume no liability to any Person because of any reliance on the representations, warranties and agreements of the parties contained in this Agreement.

        9.13 Exhibits and Disclosure Schedule. All capitalized terms used in any Exhibit to this Agreement or in the Disclosure Schedule shall have the definitions specified in this Agreement.

        9.14 Further Assurances. If, at any time after the Effective Time of Merger, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of either Acquisition or SeaMED, the officers of the Surviving Corporation are fully authorized to take any such action in the name of Acquisition or SeaMED.

        IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

                                       PLEXUS CORP.



                                       By_______________________________________
                                           John L. Nussbaum, President and
                                           Chief Operating Officer


                                       SEAMED CORPORATION



                                       By_______________________________________
                                           W. Robert Berg, President and Chief
                                           Executive Officer


                                       PS ACQUISITION CORP.



                                       By_______________________________________
                                           John L. Nussbaum, President


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